Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (this “Agreement”) is executed by and between Doral Healthcare Finance, 10300 SW Greenburg Rd., Ste 465, Portland, OR 97223, a division of Doral Money, Inc., a Delaware corporation (“Lender”), and Zynex Medical, Inc., Zynex, Inc., Zynex NeuroDiagnostics, Inc., and Zynex Monitoring Solutions Inc. (collectively, and jointly and severally, “Borrower”), effective as of December 19, 2011. Lender and Borrower hereby agree as follows:

Section 1. DEFINITIONS

1.1 Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“ACH” means automated clearing house.

“Accounts” means all accounts, including, without limitation, all health care receivables, all governmental health care receivables, and health care insurance receivables, and all other forms of obligations owing to Borrower, whether billed or unbilled, arising out of the provision of services or the sale, lease, license, or assignment of goods or other property, including all receivables, and all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated on an Account.

“Acquisition” has the meaning set forth in Section 9.6(b).

“Advance” means any advance of funds by Lender to Borrower under this Agreement.

“Advance Rate” means the percentages specified in Schedule A for Eligible Accounts and unbilled Accounts.

“Advance Request” means a written request by Borrower for an Advance signed by an Authorized Representative in form and content of Exhibit C attached hereto.

“Affiliate” of a Person means another Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such former Person, including without limitation any subsidiary of Borrower.

“Authorized Representative” means any officer or employee of Borrower designated by Borrower for purposes of giving and receiving notices hereunder, requesting and repaying Loans, agreeing to rates of interest and otherwise transacting business with Lender hereunder.

“Base Rate” means the per annum rate of interest specified on Schedule A. Any change in the Base Rate shall become effective on the day such change occurs. If The Wall Street Journal stops publication of the LIBOR Rate, then Lender shall, in its Permitted Discretion, substitute the LIBOR Rate published in another leading business publication.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which a Person or any Related Company is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA, including such plans as may be established after the date hereof.

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“Borrowing Base” means, as of any date, the amount equal to (a) the face amount of Eligible Accounts multiplied by the applicable NCV by payor class, multiplied by the Advance Rate for Eligible Accounts, minus (b) the Reserve. In Lender’s Permitted Discretion, the Borrowing Base may be increased to include an amount equal to estimated unbilled Accounts multiplied by the applicable NCV by payor class, multiplied by the Advance Rate for unbilled Accounts.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto.

“Business Associate Agreement” means a business associate agreement in form and content acceptable to Lender executed by Borrower and Lender pursuant to the requirements of HIPAA.

“Business Day” means any day that is not a Saturday, Sunday, the day after Thanksgiving, any legal holiday under the laws of the United States, any holiday observed by Lender, or day on which commercial banks in Portland, Oregon are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to any Person, expenditures made and liabilities incurred for the acquisition of assets, whether financed or unfinanced, which are required to be capitalized in accordance with GAAP, including (without limitation) expenditures incurred in connection with any lease that is required to be capitalized in accordance with GAAP, provided that obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Accounting Standards Codification 840 made in accordance with those accounting standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010 shall not constitute Capital Expenditures hereunder.

“Capitated Contracts” means all of Borrower’s contracts whether presently existing or hereafter executed between Borrower and various health maintenance organizations and all proceeds therefrom.

“Capitated Contract Rights” means all of Borrower’s rights to payment of any kind arising from or out of Capitated Contracts or any other contracts or rights to payment from health service contracts whether presently existing or hereafter executed between Borrower and various health maintenance organizations.

“Change of Control” means the time at which:

(a) Any Person (other than a Person who is or becomes a Borrower or guarantor hereunder) who on the Closing Date does not have voting control subsequently obtains voting Control, either directly or through proxy, of Borrower;

(b) There shall be consummated any consolidation or merger of Borrower pursuant to which Borrower’s common stock (or other capital stock) would be converted into cash, securities, or other property, other than a merger or consolidation of Borrower (i) with or into a Person who becomes a Borrower hereunder, or (ii) in which the holders of such common stock (or other capital stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of the Borrower’s common stock (or other capital stock) immediately prior to such merger;

(c) All or substantially all of Borrower’s assets shall be sold, leased, conveyed, or otherwise disposed of as an entirety or substantially as an entirety to any Person (other than a Person who is or becomes a Borrower or guarantor hereunder and other than sales of inventory in the ordinary course of business) in one or a series of transactions; or

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(d) The then-current Chief Executive Officer and the then-current Chief Financil Officer both become inactive whether by reason of death, disability, resignation, action by the board of directors, and such inactivity causes Lender in its Permitted Discretion to conclude that such inactivity is a Material Adverse Change.

“CHAMPUS” has the meaning set forth in Section 7.14(b).

“Closing Date” means the date on which each of the conditions set forth in Section 4.1 are satisfied and Lender funds the initial Loan(s) hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means and includes all of Borrower’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of Borrower’s right, title, and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired, including, without limitation, all of the following:

(a) all Accounts;

(b) all contract rights, including all Capitated Contract Rights and all proceeds therefrom;

(c) all rights to payment for services rendered or work performed, but not yet billed;

(d) all Patient Lists;

(e) all inventory;

(f) all equipment and fixtures;

(g) all federal, state, and local tax refunds;

(h) all general intangibles, including without limitation payment intangibles and software;

(i) all Intellectual Property;

(j) all Deposit Accounts, cash, drafts, certificates of deposit, and general and special deposits;

(k) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System);

(l) all instruments;

(m) all chattel paper, including, without limitation, electronic chattel paper;

(n) all goods and all accessions thereto;

(o) all documents;

(p) all letter of credit rights;

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(q) all insurance and certificates of insurance pertaining to any and all items of Collateral;

(r) all books and records;

(s) all files, correspondence, computer programs, tapes, disks, and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof;

(t) all cash deposited with any Affiliate of Lender or with Doral Bank;

(u) those commercial tort claims, if any, described on Schedule 1.1 hereto;

(v) any and all products and replacements of the foregoing; and

(w) all cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to, or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form.

“Collateral Monitoring Fee” means the amount shown on Schedule A due from Borrower on a monthly basis.

“Collecting Bank” means Doral Bank, FSB pursuant to which a Lockbox Account has been established under a Lockbox Agreement.

“Collection Clearance Days” means the number of Business Days shown on Schedule A. Interest on the Loans accrues during the Collection Clearance Days.

“Concentration Limit” means the percent specified on Schedule A of total Accounts of Borrower deemed Eligible Accounts other than with respect to clause (l) of the definition of Eligible Accounts.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement that satisfies the requirements of control in favor of Lender within the meaning of the UCC over Borrower’s Deposit Accounts, investment property, electronic chattel paper or letter of credit rights.

“Current Ratio” means the sum of current assets divided by current liabilities determined in accordance with GAAP.

“Cut-Off Date” means the number of days specified on Schedule A after the date of invoice.

“Debt Service Coverage Ratio” means the ratio determined as of the end of each fiscal quarter for the twelve consecutive months then ending of Borrower’s (a) EBITDA for such period, to (b) the sum of principal and interest paid on Indebtedness during such period plus cash taxes paid during such period.

“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.

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“Default Rate” means the annual rate of interest shown on Schedule A.

“Deposit Account” means any demand, Lockbox, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of Borrower, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions, and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, all “deposit accounts” as defined in the UCC.

“Dollar” and “$” means freely transferable United States dollars.

“Early Termination Fee” means the amount shown on Schedule A due from Borrower if this Agreement terminates for any reason prior to the Termination Date.

“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) (including gains and losses from the sales of assets in the ordinary course of business) for such period, (b) the interest expense for such period, (c) the provision for income taxes allocable to such period, (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period , (e) losses arising from the write-down of assets (including any impairment charges), (f) non-cash equity-based compensation expense, (g) non-recurring transaction fees, charges and expenses, including fees, charges and expenses incurred in connection with the transactions contemplated in this Agreement and the termination of Borrower’s existing credit facilities, (h) any extraordinary losses, (i) non-recurring transaction fees, charges and expenses incurred in connection with Permitted Acquisitions, (j) non-cash dividends accrued with respect to equity interests of Borrower, (k) amounts actually paid in respect of documented severance payments, (l) non-recurring documented cash charges related to merger and integration costs in connection with Permitted Acquisitions, (m) non-recurring transaction fees, charges and expenses incurred in connection with secondary offerings of equity interests of Borrower, (n) cash expenses or charges related to dispositions or restructurings, (o) changes in the fair value of earnout obligations and any equity-related liabilities, (p) amounts received constituting proceeds of business interruption insurance, (q) losses on dispositions of capital assets, (r) the amount of any earnout obligations paid in cash, and (s) any other non-cash, non-recurring charge or expense made in the ordinary course of business (where the items set forth in sections (a) – (s) above are determined without duplication and on a consolidated basis and, where applicable, in accordance with GAAP).

“Eligible Accounts” shall mean all Accounts of Borrower which are deemed by Lender in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, net of any and all interest, finance charges, sales tax, fees, returns, discounts, claims, credits, charges, contra accounts, exchange contracts or other allowances, offsets and rights of offset, deductions, counterclaims, disputes, rejections, shortages, or other defenses, and all credits owed or allowed by Borrower upon any of its Accounts and further reduced by the aggregate amount of all reserves, limits, and deductions provided for in this definition and elsewhere in this Agreement. In no event shall Eligible Accounts include the following:

(a) Accounts which remain unpaid in whole or in part after the Cut-Off Date;

(b) Accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(c) Accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever, including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill-and-hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;

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(d) Accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the United States of America, unless such Accounts are backed in full by irrevocable letters of credit or credit insurance in form and substance satisfactory to Lender issued or confirmed by a domestic commercial bank reasonably acceptable to Lender and which, if a letter of credit, is in the possession of Lender and which, if credit insurance, is payable to Lender;

(e) Accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such Accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);

(f) Accounts (i) with respect to which Borrower is or may be liable to the Account Debtor for goods sold or services rendered by such Account Debtor, but only to the extent of such liability to such Account Debtor or (ii) with respect to which such Account Debtor disputes the amount owed but only that portion of such Accounts which such Account Debtor disputes;

(g) Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the applicable Account Debtor or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the applicable Account Debtor;

(h) Accounts which are not invoiced within thirty (30) days after the date of service or the date of shipment of the goods giving rise to the account;

(i) Accounts which are not subject to a first priority perfected security interest in favor of Lender;

(j) Accounts where the account balance owed by an Account Debtor exceeds the Concentration Limit;

(k) Accounts which represent a progress billing; and

(l) Accounts that Lender, in its Permitted Discretion, has determined to be ineligible. Without limiting the generality of the foregoing, Lender’s Permitted Discretion will determine which Accounts, if any, of Zynex NeuroDiagnostics, Inc., Zynex Monitoring Solutions Inc., or in connection with any Permitted Acquisition are Eligible Accounts.

“Environmental Laws” means all federal, state, local, and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all regulations, notices, or demand letters issued, entered, promulgated, or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.

“Event of Default” means any of the events specified in Section 10.1.

“Expenses and Fees” means all expenses and fees invoiced by Lender that arise out of or under with this Agreement and the Loans shown on Schedule A and including, without limitation, (i) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution,

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delivery, amendment, enforcement, and termination of this Agreement and each of the other Loan Documents, (ii) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (iii) the costs and expenses of appraisals of the Collateral, provided, however, that absent a change in Lender’s risk rating of Borrower, or Lender’s good faith belief that there has been material diminution in the Collateral, or the occurrence and continuance of an Event of Default, Borrower shall not be obligated to pay the costs and expenses of more than two (2) appraisals of Collateral per fiscal year, (iv) the costs and expenses of lien searches, and of perfecting Lender’s security interest in the Collateral, (v) all stamp, registration, recordation, and similar taxes, fees, or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (vi) costs and expenses related to the preparation, execution, and delivery of any waiver, amendment, supplement, or consent by Lender relating to this Agreement or any of the Loan Documents, (vii) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take, (viii) costs of inspections and verifications of the Collateral, plus out-of-pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and Borrower’s operations and books and records by Lender’s employees and agents, provided, however, that absent the occurrence and continuance of an Event of Default, Borrower shall not be obligated to pay the costs of more than two (2) inspections or verifications of Collateral per fiscal year, (ix) costs and expenses of forwarding Loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of Borrower maintained with Lender or owned by Lender for the benefit of Borrower and each Lockbox, (x) costs and expenses of preserving and protecting the Collateral, (xi) audit fees charged by Lender for audits by Lender or a third-party’s auditor of Borrower, which, absent the occurrence and continuance of an Event of Default, will not exceed $10,000 per audit for Zynex Medical, Inc., and Zynex, Inc. (exclusive of out-of-pocket costs and exclusive of the audit expense for any of the other Borrowers or any Person that becomes a Borrower), (xii) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants, and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope, or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, (xiii) Lender’s administrative fees arising from or associated with the maintenance and administration of Lockboxes, audits and other ancillary services, and (xiv) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to, or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender.

“Facility Availability” means, as of any date, the difference between (i) the Borrowing Base on such date and (ii) the outstanding principal amount of the Loans, together with all accrued interest, fees, costs and any other amounts then due from Borrower under this Agreement on such date.

“Facility Limit” means the maximum amount of the Loan to be made under this Agreement. The Facility Limit amount is specified on Schedule A.

“Fiscal Year-End” means Borrower’s fiscal year-end specified on Schedule 5.1

“Floor Rate” means the per annum rate of interest specified on Schedule A.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

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“Health Care Law” means any and all federal, state, and local laws and regulations governing (i) the manufacture, testing, distribution, possession, assembly, repackaging, sale, administration, or dispensing of health care or medical devices, equipment or supplies, products, biologicals, drugs, or goods, or (ii) the rendering, provision, delivery, or supply of health care services, or (iii) the ownership or operation of a health care facility or business, or assets used in connection therewith, or (iv) the billing or submission of claims, collection of accounts receivable, the handling of Protected Health Information, and underwriting the cost of, or provision of management or administrative services in connection with any and all of the foregoing, by Borrower and its subsidiaries, including, but not limited to, laws and regulations under HIPAA and the Privacy Rule, and laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, fraud and abuse, kickbacks and rebates, false claims, physician self-referral arrangements, fraudulent billing practices, payment under the Medicare and Medicaid programs, and the federal Food, Drug & Cosmetic Act.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and any revisions and amendments.

“Indebtedness” means, without duplication, (a) all obligations for Money Borrowed or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (b) all obligations represented by bonds, debentures, notes, and accepted drafts that represent extensions of credit, (c) all obligations (including capital lease obligations) that are required to be capitalized under GAAP (but excluding (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (A) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (B) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced and (ii) obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Accounting Standards Codification 840 made in accordance with those accounting standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010), (d) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (e) all guarantees of a Person for any Indebtedness described in clauses (a) through (d) above, (f) all obligations of a Person consisting of recourse liability with respect to Accounts sold or otherwise disposed of by such Person, and (g) in the case of Borrower, the Loans.

“Indemnified Party” has the meaning set forth in Section 11.10.

“Information” has the meaning set forth in Section 11.18.

“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present, and future infringements of any of the foregoing.

“Interest Rate” means the Base Rate plus Margin.

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“LIBOR Rate” means, on any date of determination, the British Bankers’ Association LIBOR Rate, as published by The Wall Street Journal in the Money Section (or other commercially available, generally recognized financial information source providing quotations of British Bankers’ Association LIBOR Rate as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month.

“Lender’s Office” means the office of Lender designated as Lender’s address for notices in Section 11.1(b), or such other office as Lender may designate from time to time.

“Liabilities” means all liabilities of a Person determined in accordance with GAAP.

“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure any debt, deed of trust, lien, pledge, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Loan” or “Loans” means all Advances and loans made to Borrower by Lender under this Agreement.

“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence or secure the Obligations, and each other instrument, agreement, and document now or hereafter executed and delivered in connection with this Agreement or the Loans.

“Lockbox” or “Lockbox Account” means one or more lockbox accounts maintained with a bank specified by Lender into which collections from Accounts and other Collateral, including governmental healthcare receivables, are to be deposited.

“Lockbox Agreement” means one or more agreements among Borrower, Lender, and a Collecting Bank concerning the collection of payments which represent the proceeds of Accounts or of any other Collateral.

“Margin” means the percent per annum specified on Schedule A and which is added to the Base Rate.

“Material Adverse Change” means any act, omission, event, or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations, or business prospects of Borrower or any of its subsidiaries taken as a whole, (b) Borrower’s prospect of fully and completely paying all of the Loan, (c) the ability of Borrower or any of its subsidiaries to materially perform any obligations under this Agreement or any other Loan Document to which it is a party, or (d) the legality, validity, binding effect, enforceability, or admissibility into evidence of any Loan Document or the ability of Lender to enforce its rights or remedies, taken as a whole, under or in connection with the Loan Documents.

“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of Oregon applicable to Lender and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Oregon (or if applicable, the laws any other state) which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent federal law (including, without limitation, 12 U.S.C. Section 85, as now enacted or hereafter amended) permits Lender to contract for, charge, or receive a higher rate of interest or permits Lender to contract for, charge, or receive interest at a higher rate permitted by the laws of another jurisdiction, such federal law (and, if appropriate, the law of such other jurisdiction) will be applicable in determining the Maximum Rate, instead of the laws of the State of Oregon.

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“Minimum Closing Availability” means the minimum amount specified on Schedule A of the Facility Availability immediately upon the first Advance at Closing.

“Minimum Current Ratio” means the minimum Current Ratio shown on Schedule A, measured quarterly.

“Money Borrowed” means Indebtedness (i) that is represented by notes payable, drafts accepted, bonds, debentures, or similar instruments that represent extensions of credit, (ii) upon which interest charges are customarily paid (other than trade Indebtedness), (iii) that was issued or assumed as full or partial payment for property, or (iv) that is evidenced by a guarantee (but only if the obligations guaranteed would otherwise qualify as Money Borrowed).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or a Related Company is required to contribute or has contributed within the immediately preceding six (6) years.

“Net Collectible Value” or “NCV” means the percentage by payor class, as determined by Lender from time to time to be applied against Eligible Accounts. The initial NCV for each payor class is shown on Schedule A.

“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”

“Obligations” shall mean (i) all Loans or Advances made by Lender to Borrower pursuant to this Agreement or otherwise, and interest thereon; (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrower, whether or not the advances or value are given pursuant to a commitment and whether or not Borrower is indebted to Lender at the time of such advance; (iii) any and all other debts, liabilities and obligations of every kind and character of Borrower to Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities, or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed, or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such debts, liabilities, or obligations shall arise or be incurred or evidenced; (iv) any and all other debts, liabilities, and obligations of every kind and character of Borrower to any Affiliate of Lender, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities, or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed, or contingent, and regardless of whether such present or future debts, liabilities, or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such debts, liabilities, or obligations shall arise or be incurred or evidenced; (v) all Expenses and Fees payable by Borrower to Lender or any Affiliate of Lender pursuant to any of the Loan Documents; and (vi) any and all renewals, extensions, modifications, and increases of the debts, liabilities, and obligations set forth above, or any part thereof.

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“Obligors” means Borrower and all other Persons obligated to Lender in respect of the Obligations, and “Obligor” means any of them.

“Operating Account” means the Deposit Account designated by Borrower for the deposit of Advances.

“Operating Lease” means any lease for any real or personal property, other than a lease that is required to be capitalized under GAAP, provided that obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Accounting Standards Codification 840 made in accordance with those accounting standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010 shall constitute Operating Leases hereunder.

“Origination Fee” means the amount shown on Schedule A due from Borrower on the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Patient Lists” means all records, documents, lists, electronic media, or any other method of recordation that shows in any way any Person to whom Borrower supplies medical services, medical supplies, or medication, the name and mailing address of such Person, a complete and accurate description of such medical services, supplies, or medication that is supplied to such Person, the physician at whose direction such medical services, supplies, or medication is delivered, and all other information Borrower uses in the course of Borrower’s ordinary course of business to supply such Person.

“Permitted Acquisition” has the meaning set forth in Section 9.6(b).

“Permitted Discretion” means Lender’s discretion, exercised consistent with Lender’s experience, prudent business judgment of a secured lender, and standards of good faith and commercial reasonableness applicable to asset-based credit facilities.

“Permitted Indebtedness” means:

(i) purchase money indebtedness, Capital Expenditures and Operating Leases in amounts no greater than reasonably necessary for Borrower’s operations;

(ii) the Indebtedness described on Schedule 5.1 attached hereto and made a part hereof and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(iii) trade debt incurred in the ordinary course of Borrower’s business none of which shall be past due;

(iv) obligations of Borrower or its subsidiaries arising out of interest rate, foreign currency and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(v) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

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(vi) intercompany loans and advances from time to time to another Borrower;

(vii) guaranties by Borrower of Indebtedness of another Borrower;

(viii) Indebtedness of Borrower as an account party in respect of trade letters of credit;

(ix) earnout obligations incurred in connection with Permitted Acquisitions;

(x) indebtedness issued in the ordinary course of business solely to support any Borrower’s or its subsidiaries’ insurance or self-insurance obligations (including to secure workers’ compensation and other similar insurance coverage);

(xi) indebtedness in respect of netting services, cash management, overdraft protections and otherwise in connection with deposit accounts;

(xii) unsecured indebtedness of Borrower to evidence the purchase price of capital stock, options or warrants purchased by Borrower from current or former officers, directors and employees of Borrower or its subsidiaries;

(xiii) indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of Borrower or its subsidiaries, in each case to the extent a letter of credit supports in whole or in part the obligations of Borrower or any of its subsidiaries with respect to such bonds, guarantee and letters of credit;

(xiv) obligations for payment of rent under operating leases if and to the extent such leases are or would be classified as operating leases under Financial Accounting Standards Board Accounting Standards Codification 840 as in effect as of the date of this Agreement but are required to be reclassified as capital leases as a result of amendments to Financial Accounting Standards Board Accounting Standards Codification 840 made in accordance with those accounting standards proposed in the Proposed Accounting Standards Update exposure draft issued on August 17, 2010; and

(ix) the Obligations.

“Permitted Liens” means:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

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(v) judgment and attachment liens not giving rise to an Event of Default;

(vi) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where Borrower or any of its subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower and its subsidiaries taken as a whole;

(viii) any interest or title of a lessor under any Operating Lease;

(ix) Liens securing reimbursement obligations under commercial letters of credit, but only in or upon the goods the purchase of which were financed by such letters of credit;

(x) Liens solely on any cash earnest money deposits made by Borrower or any of its subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xii) any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement;

(xiii) Liens on assets and Persons acquired in connection with a Permitted Acquisition, provided such Liens will not encumber any additional property following such acquisition other than the proceeds of such assets or Persons, and such assets are not part of the Borrowing Base;

(xiv) Liens described on Schedule 5.1 attached hereto and made a part hereof; and

(xv) Liens in favor of Lender.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, or unincorporated organization or a government or any agency or political subdivision thereof.

“Privacy Rule” means 45 CFR Part 160 and Part 164, Subparts A and E, which implement certain provisions of HIPAA and any revision, amendments, or updates.

“Prohibited Distribution” by any Person means (a) the retirement, redemption, purchase, or other acquisition for value of any capital stock or other equity securities or partnership interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities (excluding distributions made solely in shares of stock of the same class) or partnership interests, and (c) any other payment by such Person in respect of such securities or partnership interests.

“Prohibited Payment” means (a) any redemption, repurchase, or prepayment or other retirement, prior to the stated maturity thereof or prior to the due date of any regularly scheduled installment or amortization payment with respect thereto, of any Indebtedness of a Person (other than the Obligations and trade debt), (b) the payment by any Person of the principal amount of or interest on any Indebtedness (other than Permitted Indebtedness) owing to an Affiliate of such Person, and (c) any payment with respect to any Subordinated Indebtedness that is made in violation of the subordination agreement relating thereto.

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“Protected Health Information” means protected health information subject to the HIPAA Privacy Rule.

“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade, or business described in clause (b) above.

“Requirements of Law” means, any and all laws, regulations, codes, or ordinances applicable to any Person, or any Person’s assets, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U, and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, Environmental Laws, Health Care Law, and any certificate of occupancy, zoning ordinance, building, environmental, or land use requirement or permit, or any other environmental, labor, employment, occupational safety, or health law, rule, or regulation.

“Reserve” at any time shall mean an amount from time to time established by Lender in its Permitted Discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, and warranties) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts. The “Reserve,” if any from time to time, does not represent cash funds. The initial amount of the Reserve is shown on Schedule A.

“Schedule of Accounts” means a detailed schedule of Accounts delivered by Borrower to Lender in a form acceptable to Lender that shall contain account balance and aging information listed by Account Debtor name, class and type, together with a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate for the most recent month end, and any other information concerning Borrower’s Accounts as Lender may reasonably request from time to time.

“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value, at a fair valuation, which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured, and unliquidated liabilities) as they become absolute and matured, and that such Person is able to meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged.

“Stated Rate” has the meaning set forth in Section 3.8.

“Subordinated Indebtedness” means Indebtedness of Borrower to a third Person (i) that has been approved in writing by Lender and (ii) that has been subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Indebtedness containing terms acceptable to Lender in its Permitted Discretion.

“Termination Date” means the date on which the Loan shall terminate and the entire outstanding balance of the Loan and all Obligations shall be due and payable. The Termination Date is shown on Schedule A.

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“Termination Event” means (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code, (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA, or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.

“TTM” means trailing twelve months.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Oregon, including, without limitation, any amendments thereto which are effective after the date hereof.

“Unfunded Vested Liabilities” shall mean the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of the Borrower’s most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of the Borrower or any ERISA Affiliate to the PBGC under Title IV of ERISA. In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.

“Unused Line Fee” means the amount shown on Schedule A due from Borrower on a monthly basis.

“Zero Balance Account Agreement” means deposit account instruction and service agreements in form and content acceptable to Lender executed by Borrower and Wells Fargo Bank, N.A. from which collections from Accounts and other Collateral, including governmental healthcare receivables, are to be deposited and subsequently swept into the Lockbox Accounts on a daily basis.

1.2 UCC Terms. Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, equipment, financial assets, general intangibles, goods, instruments, investment property, inventory, and proceeds), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

1.3 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and all other certificates and reports as to any financial matters required to be furnished to the Lender hereunder shall be prepared in accordance with GAAP applied on a consistent basis with the most recent audited financial statements of Borrower; provided that, if Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. No delay by Borrower in requiring such an amendment shall limit their right to require such an amendment at any time after such a change in accounting principles.

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Section 2. REVOLVING CREDIT FACILITY

2.1 Loan. Subject to the terms and conditions of this Agreement, and on the express condition that there exists no Event of Default, then prior to the Termination Date, Lender will make Advances to Borrower under the Loan in an amount not to exceed outstanding at any time the lesser of (a) the Facility Limit, and (b) the Borrowing Base. Borrower may borrow, repay, and reborrow the principal of the Loan in accordance with the terms of this Agreement.

2.2 Advances under the Loan. Borrower may request an Advance under the Loan by making an Advance Request. Advances made available by Lender will be deposited by wire transfer into Borrower’s Operating Account. Advances will be made available by Lender no earlier than the first Business Day following an Advance Request received by Lender prior to 10:00 a.m. Pacific Time and two (2) Business Days following an Advance Request received after 10:00 a.m. Pacific Time. Any change in Borrower’s wiring instructions shall be made in writing at least three (3) Business Days prior to the date of an Advance. Any updates to the Collateral affecting the amount of Borrower’s Advance Request must be completed two (2) Business Days prior to submission of the Advance Request. For purposes of calculating amounts available for Advances, collections into the Lockbox Accounts will be credited the Business Day following receipt, and effective as of the date of receipt. However, for purposes of calculating the actual outstanding balance of the Loans and interest due on the Loans, collections into the Lockbox Accounts shall be applied after the Collection Clearance Days. Interest on the Loans accrues during the Collection Clearance Days.

2.3 Repayment of the Loan. The Loan shall be repaid as follows: (a) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Loan is due and payable, without demand, on the Termination Date; (b) if at any time the principal of, and interest upon, the Loan exceeds the lesser of (i) the Facility Limit or (ii) the Borrowing Base, Borrower shall immediately repay the Loan in the amount of such excess, unless the Borrowing Base has been reduced by a reduction by Lender of NCVs, in which case Borrower will repay the excess within five (5) Business Days; and (c) Borrower hereby instructs Lender to repay the Loan on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

2.4 Disbursement of Loans. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of Loans requested, or deemed to be requested, pursuant to this Section 2 as follows: (i) each Advance requested shall be disbursed by the Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial Advance under the Loan, in accordance with the written instructions from Borrower to Lender, and (b) in the case of each subsequent Advance, to a Deposit Account designated in writing by Borrower to Lender.

2.5 Authorized Representatives. Borrower shall act hereunder through the Authorized Representatives designated from time to time by Borrower, and all notices and requests to be given and received by Borrower, including requests for Loans, shall be given by and directed to such Authorized Representatives. Lender may rely on the authority or apparent authority of any officer or employee of Borrower whom Lender in good faith believes to be an Authorized Representative unless Borrower expressly notifies Lender that such officer or employee has been terminated or is otherwise no longer an Authorized Representative.

Section 3. GENERAL LOAN PROVISIONS; FEES AND EXPENSES

3.1 Interest.

(a) Loans. Borrower shall pay interest on the unpaid principal amount of the Obligations at a rate per annum equal to the sum of the Base Rate plus the Margin (or, if such amount were ever to exceed the Maximum Rate, then the Maximum Rate) payable monthly in arrears on the first day of each calendar month and on the Termination Date. Any change in the rate of interest resulting from a change in the Base Rate shall become effective on the day such change in the Base Rate is published.

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(b) Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations and all accrued interest thereon shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Default Rate, or (ii) the Maximum Rate. Lender will provide notice to Borrower prior to the implementation of the Default Rate.

(c) Computation of Interest. Interest shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

3.2 Fees and Expenses.

(a) Origination Fee. In consideration for Lender’s agreement to make the Loan in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loan, Borrower shall pay to Lender on the Closing Date an origination fee in the amount shown on Schedule A. Such fee is in addition to the expenses that Borrower has agreed to pay elsewhere in this Agreement.

(b) Unused Line Fee. Borrower shall pay to Lender an Unused Line Fee for the period from the date hereof through the Termination Date calculated as shown on Schedule A. The parties hereto agree that such Unused Line Fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrower the amount of the Facility Limit for such period.

(c) Collateral Monitoring Fee. Lender shall be entitled to charge Borrower, and, if so charged, Borrower agrees to pay, a monthly Collateral Monitoring Fee in the amount shown on Schedule A. The Collateral Monitoring Fee for each calendar month shall be due and payable on the first day of the next calendar month, and shall be prorated for any partial calendar month until the Termination Date.

(d) Early Termination Fee. If this Agreement terminates for any reason prior to the Termination Date, Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrower shall pay to Lender the Early Termination Fee in the amount shown on Schedule A.

(e) Expenses and Fees. All Expenses and Fees shall be paid by Borrower. Lender may cause such Expenses and Fees to be paid by debiting Borrower’s Loan by increasing the principal amount of the Loan, or deducting from Borrower’s accounts maintained with any Affiliate of Lender, the amount of any Expenses and Fees. At Lender’s discretion, Lender may invoice Borrower for such Expenses and Fees and Borrower shall pay such invoice within five (5) days after the date of the invoice.

3.3 Manner of Payment.

(a) Timing. Each payment by Borrower on account of the principal of or interest on the Loans or of any fee or other amount payable to Lender shall be made not later than 12:00 p.m. (Pacific Time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day, provided that interest shall continue to accrue until such payment is made). All payments shall be made to Lender at Lender’s Office or by wire transfer to an account designated by Lender in Dollars in immediately available funds, and shall be made without any setoff, counterclaim, or deduction whatsoever.

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(b) Charging Accounts. Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations which are not paid when due.

(c) Termination Reserve. The amount of the Termination Reserve, less any and all fees, costs, interest, or other charges incurred by Lender in the performance of this Agreement after Borrower’s payment of all amounts described above, shall be returned to Borrower within thirty (30) days following such payment.

3.4 Termination of Agreement.

(a) Required Payments. On the Termination Date and upon any early termination of this Agreement, Borrower shall pay to Lender (i) the principal of, and accrued and unpaid interest on, all Loans outstanding on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, (iv) the amount of the Termination Reserve provided in Schedule A, and (v) any and all other Obligations then outstanding.

(b) Early Termination. Borrower may terminate this Agreement at any time prior to the Termination Date upon thirty (30) days’ prior written notice to Lender of Borrower’s intention to terminate this Agreement prior to the Termination Date. Borrower’s exercise of its right to early termination, however, shall not relieve Borrower of its obligations upon termination, including without limitation payment of the Early Termination Fee.

3.5 Evidence of Indebtedness.

(a) At the request of Lender, the Loans shall be evidenced by one or more promissory notes.

(b) Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder, and (iii) the amount of any sum received by Lender hereunder from Borrower.

(c) The entries in the accounts maintained pursuant to subsection (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

3.6 Adjustments by Lender. Lender may in its Permitted Discretion change from time to time the Advance Rate, Concentration Limit, and Reserve, and may revise Schedule A accordingly. Lender may change the NCVs in its sole discretion exercised in good faith.

3.7 Application of Payments. Lender may, in its discretion, apply payments as follows:

(a) First, to all fees and costs incurred by Lender for which Borrower is responsible to reimburse Lender under this Agreement or any of the Loan Documents;

(b) next, to any accrued but unpaid interest on the Loan;

(c) next, to the outstanding principal balance due on the Loan;

(d) next, to any other amounts due Lender under this Agreement or any other agreement between Lender and Borrower.

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3.8 Maximum Interest. Borrower and Lender intend to strictly comply with any applicable usury laws. Accordingly, in no event shall Borrower or any Obligor be obligated to pay, or Lender have any right or privilege to reserve, receive, or retain, any interest in excess of the Maximum Rate. On each day, if any, that the interest rate charged under this Agreement (the “Stated Rate”) exceeds the Maximum Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Maximum Rate for that day, and shall remain fixed at the Maximum Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.

3.9 Negative Provisions.

(a) Lender shall not require Borrower to maintain a minimum Loan balance; however, the Unused Line Fee shall apply.

(b) Upon any expiration or termination of this Agreement Borrower shall not be required to offer to Lender a first right of refusal regarding any of Borrower’s post-expiration or post-termination borrowings. For avoidance of doubt, Lender shall not have a first right of refusal regarding any future financing of Borrower.

Section 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent. Lender shall not be obligated to make any Loan or Advance hereunder (including the first) until all of the following have been fully performed or satisfied to Lender’s satisfaction, or waived by Lender, as determined in its sole discretion:

(a) Borrower has executed and delivered to Lender this Agreement and a promissory note evidencing the Loan;

(b) Borrower has executed and delivered to Lender the Business Associate Agreement;

(c) Borrower has submitted a certificate executed by the President and the Chief Financial Officer of Borrower certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate, and (iii) correctness and completeness of the copy of the bylaws of such Person attached thereto;

(d) Borrower has submitted a good standing certificate of Borrower in the state of its organization issued by the appropriate governmental authorities in such jurisdiction and copies of its organizational documents certified by such authorities;

(e) Borrower has executed in favor of Lender and submitted to Lender an authorization to file financing statements;

(f) Borrower has submitted to Lender a payoff letter executed by any Person to whom Borrower owes money and designated by Lender (other than Indebtedness permitted under Section 9.3), including without limitation CapitalSource;

(g) Borrower has caused to be executed a landlord’s or mortgagee’s waiver in a form acceptable to Lender with respect to Borrower’s facility located at 9990 Park Meadows Drive, Lone Tree, Colorado 80124;

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(h) Borrower has submitted to Lender endorsements naming Lender as an additional insured and loss payee on all liability insurance and all property insurance policies of Borrower;

(i) Borrower has submitted to Lender an opinion of counsel for Borrower in form and content acceptable to Lender covering such matters as Lender may request;

(j) Borrower has caused the judgments and liens listed in Schedule 4.1 to have been paid in full;

(k) Borrower has established a Lockbox Account for receipts of proceeds of Collateral, and a Lockbox Account for the receipt of any governmental healthcare receivables;

(l) Borrower has submitted to Lender Lockbox Agreements in form and content acceptable to Lender;

(m) Borrower has prepared and sent to each Account Debtor written notice in form and content acceptable to Lender as shown on Exhibit D directing each Account Debtor to send to the Lockbox address specified by Lender all remittances with respect to all amounts payable by the Account Debtors, and copies of such notices have been submitted to Lender;

(n) Borrower has executed and delivered to Lender Deposit Account Control Agreements executed by Wells Fargo Bank, N.A., and any other depository banks designated by Lender in form and content acceptable to Lender;

(o) Borrower has submitted to Lender fully executed Zero Balance Account Agreements;

(p) after giving effect to the first Advance of the Loan and the Reserve established by Lender, Borrower shall have the Minimum Closing Availability of at least the amount shown on Schedule A, plus an amount sufficient so that no trade payables are overdue, plus an amount sufficient to pay all book overdrafts;

(q) The Reserve shall be no less than the amount shown on Schedule A;

(r) no Default or Event of Default shall have occurred and be continuing;

(s) Borrower has submitted copies of Borrower’s filed 2010 federal income returns to Lender; and

(t) Borrower has submitted or executed such other documents, certificates, opinions, and information that Lender may reasonably require.

4.2 Conditions to Subsequent Advances. The obligation of Lender to make any Advance subsequent to the initial Advance on the Loan is subject to the following conditions precedent:

(a) Conditions to First Advance. All of the conditions precedent set forth in Section 4.1 have been satisfied.

(b) Borrowing Base Certificate. Lender shall have received from Borrower a Borrowing Base Certificate acceptable to Lender executed by an Authorized Representative (i) prior to the date of the requested Advance, and (ii) no less than monthly.

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(c) Representations and Warranties. The representations and warranties contained in each of the Loan Documents shall be true in all material respects with the same force and effect as though made on and as of such date (unless made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such date and except for such changes thereto resulting from actions, events, occurrences or circumstances not prohibited hereunder).

(d) Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.

(e) Adverse Change. No Material Adverse Change (or event or condition that could reasonably be expected to cause or have a Material Adverse Change) has occurred since the date of the Borrower’s most recently delivered financial statements pursuant to Section 8.1.

(f) Legal Restriction. The Advance shall not be prohibited by any law or regulation or any order of any court or governmental agency or authority.

(g) No Repudiation. Neither Borrower nor any Obligor shall have repudiated or made any anticipatory breach of any of its obligations under any Loan Document.

Section 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

5.1 Representations and Warranties. Borrower represents and warrants to Lender as follows:

(a) Organization; Power; Qualification. Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization, and is authorized to do business in each state in which the nature of its properties or its activities requires such authorization, except where failure to be so authorized to do business would not reasonably be expected to result in a Material Adverse Change.

(b) Authorization; Enforceability. Borrower has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by Borrower. All of the Loan Documents to which Borrower is a party constitute the legal, valid, and binding obligations of Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c) Subsidiaries; Ownership. Except as shown on Schedule 5.1, Borrower does not have any subsidiaries. The outstanding capital stock of Borrower have been duly and validly issued and are fully paid and nonassessable.

(d) Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order, or permit applicable to Borrower or will conflict with, or will result in any breach of, any agreement to which Borrower is a party or by which Borrower may be bound or subject, or violate any provision of the organizational documents of Borrower, except where such conflict or violation would not reasonably be expected to result in a Material Adverse Change.

(e) Consents, Governmental Approvals, Etc. No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof, where the failure to obtain such consent or approval would not reasonably be expected to result in a Material Adverse Change) is required in connection with the execution, delivery, and performance by Borrower of the Loan Documents. Borrower is in compliance with all applicable governmental approvals and all applicable laws, except where non-compliance would not reasonably be expected to result in a Material Adverse Change.

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(f) Borrower Information. Borrower has delivered to Lender a completed form of Schedule 5.1, and all of the information contained in Schedule 5.1 is complete, correct, accurate, and does not fail to state a material fact necessary for Lender to complete its due diligence with respect to Borrower.

(g) Title; Liens. Except for items described in Schedule 5.1 and for Permitted Liens, all of the properties and assets of Borrower are free and clear of all Liens, and Borrower has good and marketable title to such properties and assets. Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest.

(h) Indebtedness and Guaranties. Set forth on Schedule 5.1 is a complete and correct listing of all of Borrower’s (i) Indebtedness for Money Borrowed, and (ii) guaranties and other contingent obligations.

(i) Litigation, Suits, Actions, Etc. Except as disclosed on Schedule 5.1, as of the Closing Date no litigation, arbitration, governmental investigation, proceeding, or inquiry is pending or, to the knowledge of Borrower, threatened against Borrower or that could affect any of the Collateral.

(j) Tax Returns and Payments. All tax returns required to be filed by Borrower in any jurisdiction have been filed and all taxes (including property taxes) have been paid prior to the time that such taxes could give rise to any lien, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower has (i) set aside on its books reserves in amounts no less than required by GAAP, and (ii) notified Lender of the amount of tax in dispute. Upon Lender’s request , Borrower will provide Lender with a written analysis of the method by which the reserve has been determined.

(k) Financial Condition. Borrower has delivered to Lender copies of Borrower’s (i) audited consolidated balance sheet and Borrower’s subsidiaries as of the most recent Fiscal Year-End and the related audited consolidated statements of operations, shareholders’ equity and cash flow, and (ii) unaudited consolidated balance sheet of Borrower’s subsidiaries as of the most recently completed month and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow. The financial statements submitted shall fairly present the financial condition of Borrower as of the respective dates and shall have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments). There is no Indebtedness of Borrower which is not reflected in the financial statements, and no event or circumstance has occurred since the date of the financial statements which has had or could result in a Material Adverse Change.

(l) ERISA. Neither Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1. Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan that when taken together with all other such Reportable Events for which liability is reasonably expected by Borrower to occur would reasonably be expected to result in a Material Adverse Change, and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. The Borrower and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(m) Capitalization. Borrower’s capital stock issued is correctly listed on Schedule 5.1.

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(n) Defaults. No Default or Event of Default has occurred and is continuing.

(o) Borrowing Base Reports. All Accounts included in any Borrowing Base Certificate constitute Eligible Accounts, except as disclosed in such Borrowing Base Certificate.

(p) Payroll Taxes. Borrower has made all payroll tax deposits for all of its employees on or before the date when due.

(q) Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.2 Survival of Representations. All representations and warranties by Borrower herein shall be deemed to have been made on the date hereof and the date of each Advance of a Loan, except where such representation or warranty is as of a specified date, in which case, as of such specified date and except for such changes thereto resulting from actions, events, occurrences or circumstances not prohibited hereunder.

Section 6. SECURITY INTEREST AND COLLATERAL COVENANTS

6.1 Security Interest. To secure the payment and performance of the Obligations, Borrower hereby mortgages, pledges, and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral.

6.2 Collection of Accounts.

(a) If Borrower receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of Accounts or of any other Collateral, Borrower shall immediately deposit all such items in kind in the appropriate Lockbox Account, fully endorsed. Borrower shall advise each Account Debtor that remits amounts payable on the Accounts or any other Person that remits amounts to Borrower in respect of any of the Collateral by wire transfer or ACH to make such remittances directly to the Lockbox Account.

(b) Borrower shall enter into Lockbox Agreements and shall cause all moneys, checks, notes, drafts, and other payments relating to or constituting proceeds of Accounts, including all governmental healthcare receivables, or of any other Collateral, to be forwarded to a Lockbox Account for deposit.

(c) Deposits in the Lockbox Accounts shall be credited, subject to final payment, to the payment of the Obligations after receipt and deposit into the Lockbox Accounts plus the Collection Clearance Days shown on Schedule A. The delay in applying funds held in the Lockbox Accounts to the Obligations shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(d) Any payments which are received by Borrower (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in the Lockbox Accounts, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

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6.3 Disputes, Returns and Adjustments.

(a) Borrower shall provide Lender with prompt written notice of amounts in excess of the amount shown on Schedule A that are in dispute between any Account Debtor and Borrower.

(b) Borrower shall notify Lender promptly of all returns and credits in respect of any Account in excess of the amount shown on Schedule A, which notice shall specify the Accounts affected and be included in the Borrowing Base Certificate delivered to Lender. Borrower shall notify Lender promptly of any pending return or credit in excess of the amount shown on Schedule A, and shall specify the Account affected, the related Account Debtor, and the goods to be returned.

(c) Borrower may, in the ordinary course of business and absent the occurrence and continuance of an Event of Default, grant any extension of time for payment of any Account or compromise, compound, or settle the same for less than the full amount thereof or release wholly or partly any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, provided that (i) Borrower shall not have taken any such action that results in the reduction of more than the amount shown on Schedule A with respect to any account or more than the amount shown on Schedule A with respect to all Accounts of Borrower in any fiscal year, and (ii) Borrower shall promptly notify Lender (but not less often than ten (10) days after the end of each month) of the amount of such adjustments and the Account(s) affected thereby.

6.4 Verification and Notice. Lender shall have the right at any time at Borrower’s expense and in Lender’s own name, Borrower’s name, or an assumed name (a) to verify the validity, amount, or any other matter relating to any Accounts, provided, however, that absent a change in Lender’s risk rating of Borrower, or Lender’s good faith belief that there has been material diminution in the Collateral, Borrower shall not be obligated to pay that costs of more than two (2) such verifications of Accounts per fiscal year, and (b) after the occurrence and during the continuance of an Event of Default, and upon giving written notice to Borrower, to notify Account Debtors to make payment of all amounts directly to Lender and enforce collection of any such Accounts and to adjust, settle, or compromise the amount or payment thereof, in the same manner as Borrower.

6.5 Ownership; Defense of Title.

(a) Borrower shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons, provided that Borrower will not be required to defend title (i) to immaterial assets and (ii) in instances where Lender has determined in consultation with Borrower that the burden or costs of defending title to such asset is excessive in view of the benefits to be obtained by Lender.

(b) Borrower shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

6.6 Location of Offices and Collateral; Organizational Information. Borrower shall not change the location of its place of business (or, if it has more than one place of business, its chief executive office) or the place where it keeps its books and records relating to the Collateral or change its name, identity, corporate structure, or jurisdiction of organization without giving Lender at least thirty (30) days’ prior written notice thereof. All inventory, other than inventory in transit to any such location and inventory held by third-party sales representatives in the ordinary course of business, shall at all times be kept by Borrower at one or more of the locations set forth in Schedule 5.1.

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6.7 Records Relating to Collateral. Borrower shall at all times keep and maintain complete and accurate records with respect to the Collateral on a basis consistent with past practices of Borrower, and shall furnish such reports to Lender upon reasonable request.

6.8 Inspection. Lender (by any of its officers, employees, or agents) shall have the right at any time or times to (a) visit the properties of Borrower, inspect the Collateral and the other assets of Borrower, and inspect and make extracts from the books and records of Borrower, all during customary business hours, (b) discuss Borrower’s business, financial condition, results of operations, and business prospects with Borrower’s (i) principal officers, (ii) independent accountants and other professionals providing services to Borrower, and (iii) any other Person (except that any such discussion with any third parties shall be conducted only in accordance with Lender’s standard operating procedures relating to the maintenance of confidentiality of confidential information of Borrower), (c) verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and, in this connection, review, audit, and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports, and data bases referred to in Section 6.8; provided, however, that absent a change in Lender’s risk rating of Borrower, or Lender’s good faith belief that there has been material diminution in the Collateral, or the occurrence and continuance of an Event of Default, Borrower shall not be obligated to pay the Expenses and Fees of more than two (2) such inspections, verifications or appraisals of Collateral per fiscal year. Borrower will deliver to the Lender upon reasonable request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with the Lender or for the Lender to obtain records from any service bureau maintaining records on behalf of Borrower.

6.9 Maintenance. Other than with respect to any tangible personal property that in the reasonable business judgment of Borrower has become obsolete or worn out or is no longer necessary for the proper conduct of Borrower’s business or otherwise consistent with past business practice, Borrower shall maintain all tangible personal property of Borrower in good and working order and condition, ordinary wear and tear excepted.

6.10 Power of Attorney. Borrower hereby appoints Lender as its attorney, with power (a) to endorse the name of Borrower on any checks, notes, acceptances, money orders, drafts, or other forms of payment or security that may come into Lender’s possession, and (b) after the occurrence and during the continuance of an Event of Default, to sign the name of Borrower on any invoice or bill of lading relating to any Accounts, inventory, or other Collateral. Borrower also authorizes Lender to file financing statements, without Borrower’s signature, covering part or all of the Collateral in such jurisdictions as Lender shall determine to be advisable.

Section 7. AFFIRMATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

7.1 Preservation of Corporate Existence and Similar Matters. Borrower shall preserve and maintain its existence as a corporation. Borrower shall remain qualified as a foreign entity authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where failure to do so would not reasonably be expected to result in a Material Adverse Change.

7.2 Compliance with Requirements of Law. Borrower shall continuously comply with all Requirements of Law, except where failure to do so would not reasonably be expected to result in a Material Adverse Change.

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7.3 Conduct of Business. Borrower shall engage only in substantially the same businesses conducted by Borrower on the date hereof.

7.4 Payment of Taxes and Claims. Borrower shall pay or discharge when due (a) all taxes, assessments, and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien on any properties of Borrower, except that this Section 7.4 shall not require the payment or discharge of any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrower.

7.5 Accounting Methods and Financial Records. Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

7.6 Use of Proceeds. Borrower shall (a) use the proceeds of the Loan for (i) the repayment of its outstanding bank debt, (ii) working capital and general business purposes, (iii) financing Permitted Acquisitions (including fees and expenses related to Permitted Acquisitions), (iv) payment of fees and expenses incurred in connection with this Agreement, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.

7.7 Hazardous Waste and Substances; Environmental Requirements. Borrower shall comply with all occupational health and safety laws and Environmental Laws in all material respects, except where non-compliance would not reasonably expected to result in a Material Adverse Change.

7.8 Accuracy of Information. All written information, reports, statements, and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

7.9 Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrower shall provide promptly to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update, or correct and update, such Schedule(s). Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

7.10 ERISA. Borrower shall provide to Lender, as soon as possible and in any event within thirty (30) days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $0, or (c) Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

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7.11 Insurance.

(a) Borrower shall keep or cause to be kept adequately insured by financially sound and reputable insurers all of its property usually insured by Persons engaged in the same or similar businesses. Without limiting the foregoing, Borrower shall insure the Collateral of Borrower against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in Borrower’s industry or as Lender may specify in amounts and under policies by insurers acceptable to Lender, and all premiums thereon shall be paid by Borrower and copies of the policies delivered to Lender. If Borrower fails to do so, Lender may procure such insurance and charge the cost to Borrower’s account. Each policy of insurance covering the Collateral shall provide that at least ten (10) days’ prior written notice of cancellation or notice of lapse must be given to Lender by the insurer. All insurance policies required under this Section 7.11 shall name Lender as an additional named insured and as a loss payee. Any proceeds of insurance referred to in this Section 7.11 which are paid to Lender shall be, at the option of Lender in its Permitted Discretion, either (i) applied to rebuild, restore, or replace the damaged or destroyed property, or (ii) applied to the payment or prepayment of the Obligations.

(b) Warning. Unless Borrower provides Lender with evidence of the insurance coverage as required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest. This insurance may, but need not, also protect Borrower’s interest. If the Collateral becomes damaged, the coverage Lender purchases may not pay any claim Borrower makes or any claim made against Borrower. Borrower may later cancel this coverage by providing evidence that Borrower has obtained property coverage elsewhere. Borrower is responsible for the cost of any insurance purchased by Lender. The cost of this insurance may be added to Borrower’s Loan balance. If the cost is added to Borrower’s Loan balance, the interest rate on Loan will apply to this added amount. The effective date of coverage may be the date Borrower’s prior coverage lapsed or the date Borrower failed to provide proof of coverage. The coverage Lender purchases may be considerably more expensive than insurance Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

7.12 Payroll Taxes. Borrower shall at all times make all payroll tax deposits for all of its employees on or before the date when due.

7.13 Notice of Litigation, Claims Against the Collateral, and Other Matters. Borrower shall promptly provide to Lender written notice of any of the following:

(a) the commencement, to the extent Borrower is aware of the same, of all actions and proceedings in any court against Borrower or any of the Collateral;

(b) any Lien, material claim, attachment, or material legal process asserted or levied against Borrower or any material item of the Collateral;

(c) the commencement against any Obligor of any audit, investigation, judicial or administrative proceeding, or any criminal or civil investigation initiated, or claim filed against any Obligor by the Office of Inspector General, the Department of Justice, Center for Medicare and Medicaid Services (CMS) (formerly HCFA), or any other governmental authority, or any claim filed under the False Claims Act or any other Requirement of Law;

(d) any amendment of any of the organizational documents of Borrower, including, but not limited to, articles of incorporation or bylaws;

LOAN AND SECURITY AGREEMENT – PAGE 27

(e) any change in the business, financial condition, results of operations, or business prospects of Borrower that would reasonably be expected to result in a Material Adverse Change;

(f) any change in the executive officers of Borrower;

(g) copies of all reports, audits, or investigations that Borrower sends to or receives from any governmental authority;

(h) any Default or Event of Default, or event that would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) to which Borrower is a party; and

(i) the occurrence of any other event which could reasonably be expected to have a Material Adverse Change.

7.14 Notice of Healthcare Matters. Borrower shall promptly provide to Lender written notice of any of the following:

(a) any investigation or pending or threatened proceedings relating to any violation by Borrower, any Affiliate of Borrower, or any health care facility to which Borrower or Affiliate provides services, of any Health Care Laws (including, without limitation, any investigation or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

(b) copies of any written recommendation from any governmental authority or other regulatory body that Borrower, any Affiliate of Borrower, or any Obligor to which Borrower or any Affiliate of Borrower provides services should have its licensure or accreditation revoked, or have its eligibility to participate in the Civilian Health and Medical Program of the Uniformed Services (“CHAMPUS”), Medicare or Medicaid or to accept assignments or rights to reimbursement under CHAMPUS, Medicaid or Medicare regulations revoked;

(c) notice of any claim to recover any alleged material overpayments with respect to any receivables including, without limitation, payments received from CHAMPUS, Medicare, Medicaid or from any private insurance carrier;

(d) notice of termination of eligibility of Borrower, Affiliate of Borrower, or any health care facility to which Borrower provides services to participate in any reimbursement program of any private insurance carrier or other Obligor applicable to it;

(e) notice of any material reduction in the level of reimbursement expected to be received with respect to any receivables;

(f) notice of any reimbursement payment contract or process that results or may result in any material claim against Borrower or Affiliate of Borrower (including on account of overpayments, settlement payments, appeals, repayment plan requests); and

(g) copies of any report or communication from any governmental authority in connection with any inspection of any facility of Borrower or any Affiliate of Borrower.

7.15 Post-Closing Obligations. Subsequent to the Closing Date, Borrower shall submit copies of its 2011 federal income tax returns within fifteen (15) days after filing with the Internal Revenue Service, but in no event later than October 15, 2012.

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Section 8. FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

8.1 Financial Statements.

(a) Audited Year-End Financial Statements. As soon as available, but in any event within ninety (90) days after Borrower’s Fiscal Year-End, Borrower shall furnish to Lender copies of Borrower’s Fiscal Year-End audited consolidated balance sheet of Borrower and its subsidiaries as of the Fiscal Year-End and the related audited consolidated statements of operations, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Borrower and its subsidiaries, together with an unqualified audit report and all notes to the financial statements certified by independent certified public accountants selected by Borrower and reasonably acceptable to Lender. In addition, on or before such date, Borrower shall provide Lender with copies of all management reports received from its certified public accountants.

(b) Monthly Financial Statements. As soon as available, but in any event within twenty (20) days after the end of each month, Borrower shall furnish to Lender copies of the unaudited consolidated balance sheet of Borrower and its subsidiaries as of the end of such month and the related unaudited consolidated statement of operations and statement of cash flow of Borrower and its subsidiaries for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower as presenting fairly the financial condition and results of operations of Borrower and its subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments and the absence of footnotes.

(c) Projected Financial Statements. At least thirty (30) but not more than sixty (60) days prior to the Fiscal Year-End of Borrower, Borrower shall furnish to Lender forecasted financial statements, prepared by Borrower, consisting of consolidated balance sheets, cash flow statements and statements of operations of Borrower and its subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein. Further, all such financial statements shall be in a form reasonably acceptable to Lender.

8.2 Compliance Certificate. Borrower shall furnish to Lender quarterly a covenant and compliance certificate of Borrower’s president or chief financial officer in the form of Exhibit B.

8.3 Collateral Information and Reports.

(a) Schedules of Accounts. Within ten (10) days after the end of each month, Borrower shall furnish to Lender a Schedule of Accounts. Lender must receive the Schedule of Accounts no later than 5:00 p.m. Pacific Time at least two (2) Business Days prior to the receipt of the Borrowing Base Certificate for purposes of determining the amount of any Advance.

(b) Schedules of Accounts Payable. Within ten (10) days after the end of each month, Borrower shall furnish to Lender a schedule of accounts payable of Borrower and aging information as of the last Business Day of such month setting forth (i) a detailed aged trial balance of all of Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor, and (ii) a reconciliation to the schedule of accounts payable to Borrower’s general ledger as of such month end.

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(c) Borrowing Base Certificate. Not less often than monthly or such other period of time as specified by Lender, Borrower shall furnish to Lender a Borrowing Base Certificate, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, adjustments, and Accounts).

(d) Reconciliation. Not less than monthly Borrower shall prepare and submit to Lender a reconciliation of the most recently submitted Borrowing Base Certificate to the Borrower’s most recently submitted month-end unaudited consolidated balance sheet of Borrower and its subsidiaries.

(e) Tax Returns. Borrower shall within fifteen (15) days after filing, provide Lender a copy of all federal, state and local income tax returns, all payroll tax returns, all sales tax returns or any other tax return or filing filed by Borrower or any of its subsidiaries.

(f) Other Information. Lender may, in its Permitted Discretion, from time to time require Borrower to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section. Borrower shall also furnish to Lender such other additional information as Lender may from time to time reasonably request.

(g) Certification. Each of the schedules and certificates delivered to Lender by Borrower pursuant to this Section 8.3 shall be in a form reasonably acceptable to Lender and shall be signed and certified by the president, chief financial officer, or treasurer of Borrower to be true, correct, and complete as of the date indicated thereon. In the event any of such schedules or certificates are delivered electronically or without signature by the president, chief financial officer or treasurer, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by such officer of Borrower to be true, correct, and complete as of the date indicated thereon.

Section 9. NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:

9.1 Financial Covenants.

(a) Debt Service Coverage Ratio. Borrower’s Debt Service Coverage Ratio measured quarterly on a TTM basis shall be no less than the minimum ratio shown on Schedule A.

(b) Minimum Current Ratio. Borrower’s Minimum Current Ratio measured quarterly shall be no less than the minimum ratio shown on Schedule A

(c) Permitted Indebtedness, Permitted Liens and Permitted Acquisitions. Notwithstanding anything to the contrary in this Agreement, no Permitted Indebtedness, Permitted Lien, or Permitted Acquisition (defined below) shall relieve Borrower from complying with Borrower’s obligations respecting Borrower’s Debt Service Coverage Ratio and Borrower’s Minimum Current Ratio as specified above.

9.2 Prohibited Distributions and Payments, Etc. Borrower shall not, directly or indirectly, declare or make any Prohibited Distribution or Prohibited Payment, except, (i) dividends or distributions declared, paid or made in favor of another Borrower or its subsidiaries, (ii) any purchase, redemption or retirement of equity interests of Borrower so long as the amount of such purchases, redemptions or retirements does not exceed $750,000 in the aggregate in any calendar year, (iii) payments with respect to

LOAN AND SECURITY AGREEMENT – PAGE 30

any Permitted Acquisitions, (iv) payments for any earnout obligations incurred in connection with Permitted Acquisitions, and (v) Borrow may make any Prohibited Distribution or Prohibited Payment pursuant to and in accordance with equity incentive plans or other benefit plans for directors, management or employees.

9.3 Indebtedness. Except as disclosed on Schedule 5.1, Borrower shall not, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed, or incurred or to be outstanding, any Indebtedness, except for Permitted Indebtedness.

9.4 Liens. Borrower shall not, directly or indirectly, create, assume, or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrower, real, personal or mixed, tangible or intangible, except for Permitted Liens or the liens identified on Schedule 5.1.

9.5 Loans. Borrower shall not make any loans or advances to or for the benefit of any officer, director, manager, shareholder, member, or partner of Borrower except advances for routine expense allowances in the ordinary course of business. Borrower shall not make or suffer to exist any loans or advances to or for the benefit of any Affiliate of Borrower, except for intercompany loans or advances to or for the benefit of another Borrower or its subsidiaries and Permitted Indebtedness. Borrower shall not make any payment on any obligation owing to any officer, director, manager, shareholder, member, partner, or Affiliate of Borrower, except (i) payments of salary and payments to the holder of any Subordinated Indebtedness, if any, in accordance with the terms of the subordination agreement among such subordinated creditor, Borrower, and Lender or (ii) repayments of intercompany loans or advances with another Borrower or its subsidiaries.

9.6 Merger, Consolidation, Sale of Assets, Acquisitions.

(a) Borrower shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of any assets to any Person, except (i) the sale of inventory in the ordinary course of business, (ii) the sale, transfer or other disposition of assets that, in the reasonable business judgment of Borrower, are no longer necessary for Borrower’s operations or has become obsolete or worn out, and which is disposed of in the ordinary course of business, and (iii) absent the occurrence and continuance of an Event of Default, any Borrower or any of its subsidiaries may sell, lease, transfer or otherwise dispose of any assets to another Borrower.

(b) Borrower shall not merge or consolidate with any other Person, or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person except (i) any Borrower or any of its subsidiaries may merge into or consolidate with another Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Borrower may acquire all or substantially all of the assets or another Borrower or its subsidiaries, or (iii) on the express condition that no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may merge, consolidate or acquire the assets of another medical service or manufacturing company or division of a company, or form a subsidiary company (an “Acquisition”) upon completion of all of the following (a “Permitted Acquisition”):

(i) Borrower has provided written notice to Lender of the proposed Acquisition at least fifteen (15) Business Days prior to completing the Acquisition and has disclosed to Lender all of the material terms of the proposed Acquisition;

(ii) Borrower has delivered to Lender at least fifteen (15) Business Days prior to completing the Acquisition (other than the formation of a new subsidiary) a pro forma covenant and compliance certificate showing the pro forma effect of the Acquisition;

LOAN AND SECURITY AGREEMENT – PAGE 31

(iii) Borrower shall cause no later than upon closing of the Acquisition for Lender to have assigned to it, or otherwise obtain for Lender the beneficial interest in and of, all transaction documents, perfection of liens, lien searches, payoff letters, landlord waivers and collateral assignments;

(iv) The aggregate cash consideration for any Acquisition (other than the formation of a new subsidiary), excluding any earnout payments and working capital purchase price adjustments, shall not exceed six hundred fifty thousand dollars ($650,000.00) in aggregate for all Acquisitions in each fiscal year; and

(v) Lender is granted not later than upon closing of the Acquisition a first position security interest in the acquired entity or subsidiary’s assets as security for the Obligations.

(c) Any Account in connection with a Permitted Acquisition that Borrower wishes to be added to the Borrowing Base as an Eligible Account will be upon Lender’s Permitted Discretion, and after Lender’s examination, review or audit at Borrower’s expense and exclusive of any cost limitations for Expenses and Fees for such examination, review or audit contained elsewhere in this Agreement.

9.7 Transactions with Affiliates. Borrower shall not, directly or indirectly, effect any transaction with any Affiliate on a basis less favorable to Borrower than would be the case if such transaction had been effected with a Person not an Affiliate, except (i) transactions between or among Borrower and its subsidiaries, (ii) employment and equity compensation arrangements with employees and management of Borrower and its subsidiaries and payment of fees to and reimbursement of member of the board of directors of Borrower and its subsidiaries, (iii) any transaction permitted by Sections 9.2, 9.3, 9.5 or 9.6, and (iv) the transactions disclosed on Schedule 9.7; provided that Borrower shall not enter into any lease with any Affiliate.

9.8 Deposit Accounts. Borrower shall not establish any Deposit Account other than those described on Schedule 5.1.

9.9 Guaranties. Borrower shall not, directly or indirectly, become or remain liable with respect to any guaranty of any obligation of any other Person, except guaranties of Permitted Indebtedness.

9.10 Benefit Plans. Borrower shall not, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of Borrower to exceed $0.

9.11 Sales and Leasebacks. Borrower shall not, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower to such Person.

9.12 Amendments. Borrower shall not amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise, any agreement evidencing or relating to Subordinated Indebtedness where such amendment or modification provides for the following or which has any of the following effects:

(a) increases the overall principal amount of any such Subordinated Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

LOAN AND SECURITY AGREEMENT – PAGE 32

(c) shortens the final maturity date of such Subordinated Indebtedness or otherwise accelerates the amortization schedule with respect to such Subordinated Indebtedness;

(d) increases the rate of interest accruing on such Subordinated Indebtedness;

(e) provides for the payment of additional fees or increases existing fees; or

(f) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts Borrower from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to Borrower or which is otherwise materially adverse to Borrower and/or Lender or, in the case of any such covenant, which places material additional restrictions on Borrower or which requires Borrower to comply with more restrictive financial ratios or which requires Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the agreement evidencing or relating to the Subordinated Indebtedness or the applicable covenants in this Agreement.

9.13 USA Patriot Act. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. §5318

Section 10. DEFAULT

10.1 Events of Default. Each of the following events shall constitute an Event of Default:

(a) Borrower fails to pay any principal or interest of any Loan when due and payable;

(b) Borrower fails to pay any fee or other amount (other than principal or interest of any Loan) payable under this Agreement or any other Loan Document when due an payable, and such failure shall continue unremedied for a period of five (5) days;

(c) Borrower fails to continuously observe, meet, or perform any term, covenant obligation, or duty contained in this Agreement or any of the Loan Documents, and such breach or failure is not cured within fifteen (15) days after Borrower receives notice thereof from Lender;

(d) Any Obligor fails to timely perform properly any covenant in this Agreement or in any of the other Loan Documents, and such breach or failure is not cured within fifteen (15) days after Borrower receives notice thereof from Lender;

(e) Any Lockbox Agreement is breached or terminated, and such breach or failure is not cured within fifteen (15) days after Borrower receives notice thereof from Lender;

(f) There is an occurrence of any default or event of default under any of the other Loan Documents, and such default is not cured within fifteen (15) days after Borrower receives notice thereof from Lender;

(g) Borrower defaults under any other agreement with Lender, and such default is not cured within fifteen (15) days after Borrower receives notice thereof from Lender;

LOAN AND SECURITY AGREEMENT – PAGE 33

(h) Any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;

(i) Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of Borrower or of all or a substantial part of Borrower’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that Borrower is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company, or partnership action for the purpose of effecting any of the foregoing;

(j) Either (i) an involuntary petition or complaint shall be filed against Borrower seeking bankruptcy or reorganization of Borrower or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of Borrower, or of all or substantially all of Borrower’s assets, and such petition or complaint shall continue undismissed for sixty (60) days or (ii) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of Borrower or appointing an intervenor or liquidator of Borrower, or of all or substantially all of Borrower’s assets;

(k) Any Obligor other than Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of such Obligor or of all or a substantial part of such Obligor’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Obligor is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vii) take corporate, company, or partnership action for the purpose of effecting any of the foregoing;

(l) An involuntary petition or complaint shall be filed against any Obligor other than Borrower seeking bankruptcy or reorganization of such Obligor or the appointment of a receiver, custodian, trustee, intervenor, or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets, and such petition or complaint shall continue undismissed for sixty (60) days; or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Obligor or appointing an intervenor or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets;

(m) Any money judgment is rendered against Borrower in an amount that exceeds, individually or cumulatively with all unsatisfied judgments, $25,000 and that is not paid within thirty (30) days, or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against Borrower’s assets;

(n) There is any default under any agreement concerning Subordinated Indebtedness (subject to any applicable notice or grace periods).

(o) Lender shall cease to have a valid, perfected, and first priority Lien on any Account or material item of the other Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;

(p) There shall be any Material Adverse Change; or

(q) There shall be any Change of Control.

10.2 Remedies.

LOAN AND SECURITY AGREEMENT – PAGE 34

(a) Automatic Acceleration and Termination of Facilities. Upon the occurrence and during the continuance of an Event of Default, (i) the principal of and the accrued interest on the Loans at the time outstanding, the Termination Fee, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b) Other Remedies. Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its sole and absolute discretion, may:

(i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding;

(ii) terminate any commitment of Lender to make Loans hereunder;

(iii) enter upon any premises where Collateral is located and take possession of the Collateral;

(iv) collect any Accounts from any Account Debtor;

(v) require Borrower to assemble the Collateral and make it immediately available to Lender. Without limiting the generality of the foregoing with respect to that portion of the Collateral that is comprised of Patient Lists, Borrower shall make immediately available all Patient Lists to Lender;

(vi) sell all or any part of the Collateral at either a public or private sale or both, by way of one or more contracts or transactions, for cash or on terms, in a commercially reasonable manner and at such places (including Borrower’s premises) as Lender reasonably determines;

(vii) collect, foreclose, receive, appropriate, set off, and realize upon any and all Collateral;

(viii) without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any Collateral in satisfaction of an obligation (within the meaning of the UCC or any successor statute or law of similar effect), set off and apply to the Obligations any and all balances and deposits of Borrower held by Lender (including any amounts received in the Lockboxes), or indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(ix) obtain the appointment of a receiver, trustee, or similar official over Borrower to manage all of Borrower’s affairs and to effect all transactions contemplated by this Agreement, realize upon the Collateral, or as is otherwise necessary to perform or enforce this Agreement;

LOAN AND SECURITY AGREEMENT – PAGE 35

(x) declare a default on any other contract or agreement between Borrower and Lender; and

(xi) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable). Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notice.

10.3 Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Borrower remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrower or to whomsoever is entitled thereto.

10.4 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes, and appoints Lender (and all Persons designated by Lender from time to time) as Borrower’s true and lawful attorney and agent in fact to act in the name of Borrower to effectuate any term in this Agreement after the occurrence and during the continuation of any Event of Default. Without limiting the generality of the foregoing, Borrower’s power of attorney to Lender authorizes Lender to:

(a) demand payment of the Accounts, enforce payment thereof by legal proceedings or otherwise, settle, adjust, compromise, extend, or renew any or all of the Accounts or any legal proceedings brought to collect the Accounts, discharge and release the Accounts or any of them, and exercise all of Borrower’s rights and remedies with respect to the collection of Accounts;

(b) prepare, file, and sign the name of Borrower on any proof of claim in bankruptcy or any similar document against any Account Debtor or any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with any of the Collateral;

(c) use the stationery of Borrower, open Borrower’s mail, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, and sign the name of Borrower to verifications of the Accounts and on any notice to the Account Debtors; and

(d) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, inventory, or other Collateral.

10.5 Additional Provisions Concerning Rights and Remedies.

(a) Time Essence. Time is of the essence of all of Borrower’s obligations under this Agreement.

(b) Rights Cumulative. The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(c) Waiver of Marshaling. Borrower hereby waives any right to require any marshaling of assets and any similar right.

LOAN AND SECURITY AGREEMENT – PAGE 36

10.6 Trademark License. All trademarks, patents, copyrights, service marks and licenses owned by Borrower, and all trademarks, patents, copyrights, service marks, and software licensed by Borrower, are listed on Schedule 5.1. Following the occurrence and during the continuance of an Event of Default, Borrower hereby grants to Lender the nonexclusive right and license to use all of Borrower’s trademarks, patents, copyrights, service marks, and licenses and any other trademarks, patents, copyrights, service marks, and licenses now or hereafter used by Borrower to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell, or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks, and licenses. Such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrower or any other Person by Lender.

Section 11. MISCELLANEOUS

11.1 Notices.

(a) Method of Communication. All notices and the communications hereunder and thereunder shall be in writing. Notices in writing shall be delivered personally or sent by overnight courier service, first class mail, postage pre-paid, e-mail, or by facsimile transmission, and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and, in the case of e-mail or facsimile transmission, upon transmittal.

(b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

	September 30,	September 30,
If to Borrower:

See Schedule 5.1 for Borrower’s address and

contact information.

with copy to

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, CO 80202

Attention: Jeffrey A. Beuche

Facsimile No.: 303-291-2400

JBeuche@perkinscoie.com

LOAN AND SECURITY AGREEMENT – PAGE 37

	September 30,	September 30,

If to Lender:

Doral Healthcare Finance

10300 SW Greenburg Rd., Ste 465

Portland, OR 97223

Attention: Jennifer Sheasgreen or Jonathan Kott

Facsimile No.: 503-764-9760

jsheasgreen@doralbankusa.com

jkott@doralbankusa.com

and

Doral Money, Inc.

623 Fifth Avenue, 13th Floor

New York, NY 10022

Attention: Penko Ivanov, CFO

11.2 Press Releases. Lender may make press releases or other public disclosure concerning this Agreement, including without limitation the execution of this Agreement, and a description of the amount of credit facilities made available to Borrower. Borrower authorizes Lender to use any of Borrower’s trademarks, trade names or logos in such press releases or other public disclosure.

11.3 Setoff. In addition to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, after the occurrence and during the continuance of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized, but only to the extent permitted by Requirements of Law (including without limitation, any Health Care Law governing prohibiting setoff of certain governmental healthcare receivables), at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured), but exclusive of any governmental healthcare receivables that are not subject to setoff under Requirements of Law, and any other indebtedness at any time held or owing by Lender or any participant to or for the credit or the account of Borrower against and on account of the Obligations, irrespective or whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

11.4 Venue; Service of Process. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN MULTNOMAH COUNTY, OREGON, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, any borrowing hereunder, or any other relationship between Lender and Borrower by any means allowed under state or federal law. Any legal proceeding arising out of or in any way related to this Agreement, any borrowing hereunder, or any other relationship between Lender and Borrower may be brought and litigated in any one of the state or federal courts located in Multnomah County, Oregon. Borrower and Lender waive and agree not to assert, by way of motion, as a defense or otherwise, that any such proceeding is brought in an inconvenient forum or that the venue thereof is improper. Nothing herein shall limit the right of the Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or in connection with this Agreement shall be brought only in a court in Portland, Oregon. Borrower expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other

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process or papers may be made by registered or certified mail addressed to Borrower at the address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

11.5 Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents. Borrower agrees that Lender may provide any information that Lender may have about Borrower or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

11.6 Amendments. Any term, covenant, agreement, or condition of this Agreement or any of the other Loan Documents may be amended or waived, and any departure therefrom may be consented to if, but only if, such amendment, waiver, or consent is in writing signed by Lender and, in the case of an amendment, by Borrower. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

11.7 Further Cooperation. Borrower shall further cooperate with Lender’s reasonable requests for additional documents Lender reasonably deems necessary or desirable to effectuate the Loans, the security interest in the Collateral, or any other term of this Agreement.

11.8 Expenses and Fees Earned when Paid. Expenses and Fees paid by Borrower shall be earned by Lender when paid or charged to the Loans in accordance with this Agreement.

11.9 Performance of Borrower’s Duties. If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes Lender so to act.

11.10 Indemnification. Borrower shall indemnify Lender and its Affiliates and their officers, employees, directors, shareholders, agents, and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) and hold the Indemnified Parties harmless from and against all losses, claims, damages, liabilities and related expenses (including reasonable attorneys’ fees) suffered by any Indemnified Party, other than losses resulting from an Indemnified Party’s gross negligence or willful misconduct, in connection with (a) the exercise by Lender or any of its Affiliates of any right or remedy granted to it under this Agreement or any of the Loan Documents or at law, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between Borrower and Lender in which Borrower prevails in a final unappealed or unappealable judgment, and (c) the collection or enforcement of the Obligations or any of them. BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES, AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.

LOAN AND SECURITY AGREEMENT – PAGE 39

11.11 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make Advances hereunder.

11.12 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.13 Governing Law. This Agreement and the promissory notes issued pursuant hereto shall be construed in accordance with and governed by the laws of the State of Oregon other than its conflict of laws principles.

11.14 Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER AND LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER OR BETWEEN BORROWER AND ANY AFFILIATE OF LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

11.15 Attorney Fees and Costs. The prevailing party in any litigation arising under or related to this Agreement shall be entitled to recover from the non-prevailing party all of the prevailing party’s reasonable attorney fees incurred in connection with such litigation, together with all costs, deposition costs, court fees and other costs and expenses of such litigation.

11.16 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. A facsimile or digital copy of any signed Loan Document, including this Agreement, shall be deemed to be an original thereof.

11.17 Patriot Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money- laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual, Lender will ask for Borrower’s name, employer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

11.18 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature

LOAN AND SECURITY AGREEMENT – PAGE 40

of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the prior written consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 11.18, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but at a minimum such Person must exercise reasonable care to maintain the confidentiality of such Information.

11.19 Statutory Disclaimer. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY A LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Zynex Medical, Inc.

By:	/s/ Anthony Scalese
Name: Anthony Scalese
Title: Chief Financial Officer

Zynex, Inc.

By:	/s/ Thomas Sandgaard
Name: Thomas Sandgaard
Title: Chief Executive Officer

LOAN AND SECURITY AGREEMENT – PAGE 41

Zynex NeuroDiagnostics, Inc.

By:	/s/ Anthony Scalese
Name: Anthony Scalese
Title: Chief Financial Officer

Zynex Monitoring Solutions Inc.

By:	/s/ Anthony Scalese
Name: Anthony Scalese
Title: Chief Financial Officer

DORAL HEALTHCARE FINANCE, a division of Doral Money, Inc.

By:	/s/ Jennifer Sheasgreen
Name: Jennifer Sheasgreen
Title: Managing Director

LOAN AND SECURITY AGREEMENT – PAGE 42

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORM OF COVENANT AND COMPLIANCE CERTIFICATE
EXHIBIT C	FORM OF ADVANCE REQUEST
EXHIBIT D-1	FORM OF OBLIGOR NOTICE (NON-GOVERNMENTAL)
EXHIBIT D-2	FORM OF OBLIGOR NOTICE (GOVERNMENTAL)

SCHEDULE A	Supplemental Terms and Conditions

SCHEDULE 1.1	Commercial Tort Claims
SCHEDULE 4.1	Required Payoffs and Judgments and Liens
SCHEDULE 5.1	Borrower Information, Liens, Indebtedness for Money Borrowed, Guaranties, Litigation, ERISA Benefit Plans

LOAN AND SECURITY AGREEMENT – PAGE 43

Exhibit A

Borrowing Base Certificate

BORROWING BASE CERTIFICATE

Date:

BBC #:

Company: Zynex, Inc.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Total	Commercial	BCBS	Medicare	Workers Comp	Self-Pay / Attorney
1	Beginning Collateral	0.00	0.00	0.00	0.00	0.00	0.00
	As of:

2	Plus: Invoices/Claims (per attached report)	0.00	0.00	0.00	0.00	0.00	0.00

3	Plus or Minus: Adjustments	0.00	0.00	0.00	0.00	0.00	0.00

4	Less: Collections	0.00	0.00	0.00	0.00	0.00	0.00

5	Total Collateral per this report	0.00	0.00	0.00	0.00	0.00	0.00

6	Ineligible Collateral
7	a. Over Cutoff Period	0.00	0.00	0.00	0.00	0.00	0.00
8	b. NCV Ineligible	0.00	0.00	0.00	0.00	0.00	0.00
9	c. Payor Class	0.00	0.00	0.00	0.00	0.00	0.00
10	d. Credits > 150	0.00	0.00	0.00	0.00	0.00	0.00
11	e. Other	0.00	0.00	0.00	0.00	0.00	0.00

12	Total Ineligibles	0.00	0.00	0.00	0.00	0.00	0.00

13	Total Eligible Collateral per this report	0.00	0.00	0.00	0.00	0.00	0.00

14	Advance Rates	85%

15	Borrowing Base Before Reserves	0.00

LOAN AND SECURITY AGREEMENT – PAGE 44

	September 30,	September 30,
16	Maximum Facility Limit	7,000,000.00

17	Availability, before reserves	0.00

18	Reserve: BCBS Repayment Plan	41,499

19	TOTAL Borrowing Base	0.00

20	Beginning Loan Balance	0.00

21	Plus: Advances Month-to-Date	0.00

22	Plus: Current Advance Requested	0.00

23	Less: Collections Month-to-Date (show as negative)	0.00

24	Plus: Interest and Adjustments Month-to-Date	0.00

25	Ending Loan Balance	0.00

26	Ending Availability	0.00

The undersigned hereby certifies to Doral Healthcare Finance (“DHF”) that:

Signature:

Name / Title:

Company Name:

1.

I am authorized to certify such facts and make and deliver this Borrowing Base Certificate for and on behalf of Borrower pursuant to that certain Loan and Security Agreement, dated as of December 19, 2011 (as the same may be, amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”) between Borrower and DHF.

2.

All representations and warranties made by Borrower in the Loan Documents are true and correct on and as of the date hereof as if such representations and warranties had been made as of the date hereof.

3.	No Default or Event of Default has occurred and is continuing.

4.	Borrower has performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the funding of the advance requested hereby.

5.

There have been no modifications in the form of reimbursement rates, offsets, or other contractual arrangements that would adversely affect the valuation or collectibility of the Receivables. All Receivables listed in the Borrowing Base Certificate are properly classified as Eligible and Ineligible.

6.

The Borrower has directed all Obligors to deliver all Receivable payments to the proper account (including any Lockbox Account) as specified in the Loan Agreement. All Receivables reflected in the Borrower’s most recently submitted Accounts Receivable Aging Report are the subject of properly and validly billed invoices for services provided and goods sold by the applicable Borrower in the ordinary course of business. All Collections have been applied to the proper invoices resulting in accurate aging totals for each aging bucket. There are no known duplicate or fictitious claims or invoices included in the Receivables. The Borrower has not diverted or permitted to be diverted any such payments on Receivables and no Collections have been received that have not been applied to reduce the Receivables.

LOAN AND SECURITY AGREEMENT – PAGE 45

7.	The Borrower has paid all State and Federal payroll withholding taxes immediately due and payable through the most recent payroll period.

8.	After DHF makes the advance requested hereby, the aggregate amount of the Loan will not exceed the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Limit.

9.	All information contained in this Borrowing Base Certificate is true, correct, and complete.

10.	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Documents.

LOAN AND SECURITY AGREEMENT – PAGE 46

Exhibit B

Covenant and Compliance Certificate

Zynex, Inc. and Subsidiaries

Preparation date: (date)

As of date: (date)

This Covenant and Compliance certificate (“Certificate”) is delivered by Zynex Medical, Inc., Zynex, Inc., Zynex NeuroDiagnostic, Inc., and Zynex Monitoring Solutions Inc., (collectively, the “Borrower”) listed on the Loan and Security Agreement between Borrower and Doral Healthcare Finance as may be amended, restated, supplemented, or other modified from time to time, (“Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement. Any attached sheets reflecting additional items or subsequent information will be incorporated herein by reference thereto. The undersigned Authorized Officer certifies:

1. The submitted financial statements, reports, and information submitted to Lender are complete, accurate and true and are otherwise in accordance with the Agreement. The financial statements have been prepared consistently with past periods and in accordance with GAAP. Such financial statements present fairly the Borrower’s financial condition and results of operations as of the date thereof and there are no material changes therein through the date of this Certificate. There have been no modifications in the form of reimbursement rates, offset or other contractual arrangements that would adversely impact the valuation of the accounts receivable.

2. The persons identified in the most recent Incumbency Certificate or Authorization Letter delivered by the Borrower to Lender have not changed.

3. The trade names or other names including addresses under which the Borrower conducts business, disclosed in the Agreement, or in the most recently delivered Certificate, have not changed.

4. The Deposit Accounts disclosed in the Agreement or in the most recently delivered Certificate have not changed.

5. As of the date of this Certificate and since the date of the last Certificate, the Borrower a) has not incurred, assumed, endorsed or otherwise become responsible for obligations that would be in violation of the Agreement, b) has not made any Restricted Payments, except for those Restricted Payments expressly permitted as defined in the Agreement, and c) has not made any payment of any Indebtedness owed to any officer, employee, shareholder, director or other Affiliate of any Borrower that would be in violation of the Agreement, and d) no event or condition that constitutes a Material Adverse Change has occurred.

6. The Borrower is current on all State and Federal payroll withholding taxes immediately due and payable as of the most recent payroll or reporting period.

7. All representations and warranties made by the Borrower in the Agreement or any Loan document delivered on or before the date hereof are true and correct and in all material respects on and as of the date hereof as if such representations and warranties had been made as of the date hereof. No Default or Event of Default is known to exist on the date hereof unless indicated below.

LOAN AND SECURITY AGREEMENT – PAGE 47

Covenant Calculations:

Loan and Security Agreement Covenants (as identified in Section 9.1):

1)

Borrower shall maintain a Minimum TTM Debt Service Coverage Ratio, defined as trailing twelve month EBITDA to the sum of principal and interest paid on Indebtedness during such period plus cash taxes paid during such period, measured quarterly of:

Covenant requirement: 1.1

Covenant actual:			Other addbacks include:
	Net Income		Losses arising from the write-down of assets (incl impairment)
	Interest		Non-cash equity-based compensation expense
	Taxes		Non-recurring transaction fees, charges & exp (incl loan agmt)
	Depr		Any extraordinary losses
	Amort		Non-recurring transaction fees, chg, exp (permitted acquisitions)
	Other		Non-cash dividends accrued with respect to equity interests
	EBITDA	—	Amounts actually paid in respect of documented severance pmt
Non-recurring doc cash chgs related to merger & integration
Non-recurring transaction fees, chgs, exp (secondary equity offer)
Cash expense or chgs related to dispositions or restructurings
Chgs in the fair value of earnout obligations & equity related liab
Amounts rec’d constituting business interruption insurance
Losses on dispositions of capital assets
Amount of any earnout obligations paid in cash
Other non-cash, non-recurring chg or exp made in ordinary course
Total Other:

To the sum of:
TTM Principal
TTM Interest
Cash Taxes
Total

Covenant actual:		—

LOAN AND SECURITY AGREEMENT – PAGE 48

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Covenant requirement met:				Yes or No
If covenant was not met, describe action plan: _____________________________

2)	Borrower shall maintain a Current Ratio, defined as the sum of Current Assets divided by Current Liabilities determined in accordance with GAAP.
	Covenant requirement:					1.5

		Current Assets				_________________________

		Current Liabilities				_______________________

Covenant actual:

	Covenant requirement met:				Yes or No

If covenant was not met, describe action plan:

3)	Certification: I certify that these calculations are accurate.

Name:

Title:

Date:

LOAN AND SECURITY AGREEMENT – PAGE 49

Exhibit C

Form of Advance Request

Advance Request

Date of request:
Borrower:
Advance requested for:	(date)
Amount:

The undersigned hereby certifies to Doral Healthcare Finance (“Doral”) in his/her capacity as an officer of Borrower and not in his/her individual capacity that:

I am the duly elected, qualified and acting Chief Financial Officer or other officially authorized representative of the Company. All representations and warranties made by Borrower in the Loan Documents are true and correct as specified in Section 4.2 of the Loan and Security Agreement on and as of the date hereof as if such representations and warranties had been made as of the date hereof (unless made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date and except for such changes thereto resulting from actions, events, occurrences or circumstances not prohibited hereunder). No Default or Event of Default has occurred and is continuing. Borrower has performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the funding of the advance requested hereby. After Doral makes the advance requested hereby, the aggregate amount of the Loan will not exceed the lesser of (i) the Borrowing Base and (ii) the Revolving Facility Limit. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Documents.

Signature

Name

Title

LOAN AND SECURITY AGREEMENT – PAGE 50

Exhibit D-1

NOTICE TO OBLIGORS

(NON-GOVERNMENTAL)

Re:                                                                                                                                                (“Borrower”)

To Whom It May Concern:

The purpose of this letter is to notify you that Borrower has entered into a financing arrangement with Doral Healthcare Finance that requires the remittance of all payments on outstanding accounts receivable in accordance with the following directions:

(1)	All wire transfers directly to the following account:

_________________________ (bank)

_____________________ (address)

_____________________ (address)

Account Number: ____________________

ABA / Routing Number: __________

Confirm Phone Number: __________

Reference: ________________________________ (Borrower)

(2)	All checks, remittance advices and other forms of payment to the following address:

Borrower

c/o Collection Bank

_______________________ (address)

_______________________ (address)

Account Number: ____________________

Reference: ________________________________ (Borrower)

This direction may not be changed, modified, or rescinded other than by written instrument executed by Doral Healthcare Finance.

This notice may contain both printed and typed information. Inquiries regarding this notice may be directed to the undersigned at: _____________________________(Borrower); Telephone No: _____________.

By: _____________________________________

Name: __________________________________

Title:____________________________________

LOAN AND SECURITY AGREEMENT – PAGE 51

Exhibit D-2

NOTICE TO OBLIGORS

(GOVERNMENTAL)

Re: _________________________________________________ (“Borrower”)

To Whom It May Concern:

The purpose of this letter is to notify you that Borrower has entered into a financing arrangement with Doral Healthcare Finance that requires the remittance of all payments on outstanding accounts receivable in accordance with the following directions:

(3)	All wire transfers directly to the following account:

_______________________ (bank)

_____________________ (address)

_____________________ (address)

Account Number: _______________

ABA / Routing Number: __________

Confirm Phone Number: __________

Reference: _____________________________________ (Borrower)

(4)	All checks, remittance advices and other forms of payment to the following address:

Borrower

c/o Collecting Bank

_______________________ (address)

_______________________ (address)

Account Number: ____________________

Reference: ________________________________ (Borrower)

This notice may contain both printed and typed information. Inquiries regarding this notice may be directed to the undersigned at: _____________________________ (Borrower); Telephone No: _____________.

___________________________________ (Borrower)

By: _____________________________________

Name: __________________________________

Title:____________________________________

LOAN AND SECURITY AGREEMENT – PAGE 52

Schedule A

Supplemental Terms and Conditions

Facility Limit:	Seven million dollars ($7,000,000.00).

Interest Rate:	Base Rate plus Margin.

Base Rate:	The greater of: (a) LIBOR Rate, or (b) the Floor Rate.

Floor Rate:	3%

Margin:	3.75%

Default Rate:	Interest Rate, plus 4%.

Concentration Limit*:	N/A at Closing.

Advance Rate for Eligible Accounts*:	Eighty-five percent (85%) for Eligible Accounts not more than 150 days after the date of invoice.

Advance Rate for Unbilled Accounts*:	N/A.

Cut-Off Date:	Billed: 150 days after the date of invoice.

NCV (by Account Debtor type)**:

HMO/PPO/Commercial	Twenty and seven tenths percent (20.70%)

Blue Cross/Blue Shield	Ten and six tenths percent (10.60%)

Medicare	Twenty-six and three tenths percent (26.30%)

Workers Compensation	Forty-four percent (44%)

Individual/self-pay/attorneys	Zero percent (0.00%)

Minimum Closing Availability:	$700,000.00

Reserve*:	N/A at Closing.

Origination Fee:	Three quarters of one percent (0.75%) of the Facility Limit due no later than January 1, 2012.

Termination Date:	Third anniversary of the Closing Date.

*	Subject to change from time to time in Lender’s Permitted Discretion.

**	Subject to change from time to time in Lender’s sole discretion exercised in good faith.

LOAN AND SECURITY AGREEMENT – PAGE 53

Schedule A (continued)

Supplemental Terms and Conditions

Debt Service Coverage Ratio:	Borrower’s Debt Service Coverage Ratio as of each quarter-end shall be at least 1.10 to 1.00.

Minimum Current Ratio:	Borrower’s Minimum Current Ratio shall be at least 1.50 to 1.00, measured quarterly.

Early Termination Fee:

Closing Date to the first anniversary of the Closing Date: 0.0% of the Facility Limit; thereafter, 0.50% of the Facility Limit until the day immediately prior to the third anniversary of the Closing Date.

Unused Line Fee:	0.50% per annum payable monthly in arrears on the first day of each month, calculated on the difference between the average daily outstanding Loan balance and the Facility Limit.

Collateral Monitoring Fee:	$1,500.00 per month payable monthly in arrears on the first day of each month.

Collection Clearance Days:	Four (4) Business Days clearance on all items deposited into all Lockbox Accounts.

Over Advance Fee:	TBD at time of request.

Irregular Advance Request Fee:	1% of the amount of Borrower’s Advance Request not submitted in conformance with the requirements of this Agreement.

Closing and legal fees:	All closing and legal fees incurred by Lender in connection with the Loan and the Agreement, less any deposits previously made by Borrower to Lender.

Mailing Charges:	All costs and expenses of Lender.

Wire Transfer Fees:	$40.00 per wire.

Waiver Fee:	TBD at time of request.

Termination Reserve:	$10,000.00

Amount for notices in connection with Section 6.3 of the Agreement (Disputes, Returns and Adjustments):	$25,000.00

LOAN AND SECURITY AGREEMENT – PAGE 54

Schedule 1.1

Commercial Tort Claims

None.

LOAN AND SECURITY AGREEMENT – PAGE 55

Schedule 4.1

Required Payoffs and Judgments and Liens

CapitalSourceBank

LOAN AND SECURITY AGREEMENT – PAGE 56

Schedule 5.1

Borrower Information, Liens, Indebtedness for Money Borrowed and Guaranties, Litigation,

ERISA Benefit Plans

Borrower’s legal name:	Zynex, Inc. Zynex Medical, Inc. Zynex NeuroDiagnostics, Inc. Zynex Monitoring Solutions Inc.
Type of organization (e.g., corporation, partnership, limited liability company):	Zynex, Inc. – Corporation Zynex Medical, Inc. – Corporation Zynex NeuroDiagnostics, Inc. – Corporation Zynex Monitoring Solutions Inc. – Corporation
Trade names, fictitious names, assumed names, “doing business as” names, and other legal names used by Borrower in preceding six (6) years:	Stroke Recovery Systems (no longer used) Zynex Medical Holdings
Borrower’s state of incorporation or formation:	Zynex, Inc. – Nevada Zynex Medical, Inc. – Colorado Zynex NeuroDiagnostics, Inc. – Colorado Zynex Monitoring Solutions Inc. – Colorado
Borrower’s taxpayer identification number:	Zynex, Inc. – 90-0214497 Zynex Medical, Inc. – 84-1451963 Zynex NeuroDiagnostics, Inc. – 27-2414415 Zynex Monitoring Solutions Inc. – 27-2414516
Jurisdictions in which Borrower is qualified to do business as a foreign entity:

Zynex, Inc. – None

Zynex Medical, Inc. – Alabama, Alaska, Arizona, California, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Maine, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, Texas, Utah, Virginia, Washington, West Virginia and Wyoming

Zynex NeuroDiagnostics, Inc. – None

Zynex Monitoring Solutions Inc. – None

Borrower’s federal employer identification number:	See tax identification numbers above.

LOAN AND SECURITY AGREEMENT – PAGE 57

Borrower’s subsidiaries and affiliates:	Zynex Medical, Inc. (subsidiary of Zynex, Inc.) Zynex NeuroDiagnostics, Inc. (subsidiary of Zynex, Inc.) Zynex Monitoring Solutions Inc. (subsidiary of Zynex, Inc.)
Aggregate number of outstanding shares of capital stock:

Zynex, Inc. – 30,816,631 outstanding shares of Common Stock, $0.001 par value; No shares of Preferred Stock outstanding (As of November 21, 2011)

Zynex Medical, Inc. – 1,000,000 outstanding shares of Common Stock, $0.000001 par value (100% owned by Zynex, Inc.)

Zynex NeuroDiagnostics, Inc. – 1,000,000 outstanding shares of Common Stock, no par value (100% owned by Zynex, Inc.)

Zynex Monitoring Solutions Inc. – 1,000,000 outstanding shares of Common Stock, no par value (100% owned by Zynex, Inc.)

Liens against Borrower or any of Borrower’s assets:

1. All assets lien by CapitalSource Bank (to be released at closing of this Agreement).

2. The following Uniform Commercial Code liens that exist on the assets of the Borrowers:

•    Debtor: Zynex Medical, Inc.

Security Party: CIT Technology Financing Services, Inc.

State/UCC No./Filing Date: Colorado/2008F044486/April 30, 2008

•    Debtor: Zynex, Inc.

Security Party: Xerox Corporation

State/UCC No./Filing Date: Nevada/201001250-9/May 18, 2010

•    Debtor: Zynex, Inc.

Security Party: Xerox Corporation

State/UCC No./Filing Date: Nevada/2010028638-6/November 12, 2010

Borrower’s Fiscal Year-End	December 31
Borrower addresses for notices:	9990 Park Meadows Drive Lone Tree, CO 80124 Attention: Anthony Scalese Fax: (800) 495-6695 ascalese@zynexmed.com

LOAN AND SECURITY AGREEMENT – PAGE 58

Address of principal place of business or chief executive office of Borrower:	9990 Park Meadows Drive Lone Tree, CO 80124
Location of Borrower’s receivable files, Patient Lists, and books and records:	9990 Park Meadows Drive Lone Tree, CO 80124
List names, addresses, and states of incorporation or formation of all Subsidiaries:

Zynex Medical, Inc. – Colorado

9990 Park Meadows Drive

Lone Tree, CO 80124

Zynex Monitoring Solutions Inc. – Colorado

9990 Park Meadows Drive

Lone Tree, CO 80124

Zynex NeuroDiagnostics, Inc. – Colorado

9990 Park Meadows Drive

Lone Tree, CO 80124

Names and titles of Authorized Representative:

Zynex, Inc. – Thomas Sandgaard (President and Chief Executive Officer), Anthony Scalese (Chief Financial Officer)

Zynex Medical, Inc. – Thomas Sandgaard (President), Anthony Scalese (Chief Financial Officer)

Zynex NeuroDiagnostics, Inc. – Thomas Sandgaard (President), Anthony Scalese (Chief Financial Officer)

Zynex Monitoring Solutions Inc. – Thomas Sandgaard (President), Anthony Scalese (Chief Financial Officer)

Addresses of all operating facilities of Borrower:	9990 Park Meadows Drive Lone Tree, CO 80124
Names and addresses of all landlords for any office, facility, or building leased by Borrower:	Spiral Lone Tree LLC 6909 West Ray Road, Suite 9 Chandler, AZ 85663
Addresses of all locations of Collateral (if different or additional to above addresses):	9990 Park Meadows Drive Lone Tree, CO 80124 Note: Inventory is also held by numerous sales representatives in multiple locations/states

LOAN AND SECURITY AGREEMENT – PAGE 59

List of all of Borrower’s Intellectual Property (include all trademarks, patents, copyrights, service marks, and licenses):

Trademarks:

•     NEUROMOVE (trademark pending with USPTO – filed 9/29/2011 – Serial No. 85435694)

•     NEUROMOVE (Reg. No. 003146784, filed with EU-OHIM by Stroke Recovery Systems on 5/19/2005)

•     Zynex Medical (Reg. No. 3,005,711, filed with USPTO by Zynex Medical, Inc. on 10/11/2005)

•     Zynex (Reg. No. 3,167,369, filed with USPTO by Zynex, Inc. on 11/7/2006)

Service Marks:

•     TruWave

•     E-Wave

•     ValuTENS

•     ValuTENS II

•     IF 8000

•     IF 8100

•     NexWave

Copyrights:

•     Firmware used in Zynex products

•     Promotional and instructional materials relating to products

Patent:

•     Provisional patent for the development blood volume monitor

List all of Borrower’s Deposit Accounts (bank, account number, account name, authorized signers):	See attached Annex 1 (Bank Accounts) to Schedule 5.1.
Lockbox Account information:	See attached Annex 1 (Bank Accounts) to Schedule 5.1.

Name and Address of Borrower’s attorneys:	Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, CO 80202 Attention: Jeffrey A. Beuche
Name and Address of Borrower’s accountants:	GHP Horwath, P.C. 1670 Broadway, Suite 3000 Denver, CO 80202

LOAN AND SECURITY AGREEMENT – PAGE 60

List all material contracts held by Borrower [For purposes of this response, list any agreement affecting the cash flow of Borrower’s business in an amount equal to or exceeding 0.25% of net annualized revenues]:

1.      Revolving Credit and Security Agreement, dated March 19, 2010, among Zynex, Inc., Zynex Medical, Inc., Zynex NueroDiagnostic Inc., Zynex Monitoring Solutions Inc. and CapitalSource Bank, as amended on February 11, 2011.

2.      Premise Lease, dated November 12, 2009, between Zynex Medical, Inc. and Spiral Lone Tree, LLC.

3.      Amended and Restated Employment Agreement, dated August 11, 2011, between Zynex, Inc. and Thomas Sandgaard.

4.      Various employment agreements with consultants, independent contractors and sales representatives.

5.      Various purchase orders payable by the Borrowers for inventory and other operating and fixed assets.

6.      Lease Agreement, dated February 16, 2010, between Zynex Medical, Inc. and XEROX Corporation.

7.      Lease Agreement, dated May 11, 2010, between Zynex Medical, Inc. and XEROX Corporation.

8.      Lease Agreement, dated November 9, 2010, between Zynex Medical, Inc. and XEROX Corporation.

9.      Employee health insurance plan with Anthem Blue Cross.

10.    Premium Finance Agreement, dated December 1, 2010, between Zynex Medical, Inc. and Premium Financing Specialists Corp. (financing of D&O insurance) (agreement renewed as of December 1, 2011).

11.    Audit Request Settlement, dated September 22, 2011, between Zynex Medical, Inc. and Rocky Mountain Hospital and Medical Service Inc. (Anthem).

12.    Lease Agreement, dated July 19, 2011, between Zynex, Inc. and Mercedes-Benz of Denver (Mercedes-Benz Financial Services USA LLC).

13.    Lease Agreement, dated September 26, 2008, between Zynex Medical, Inc. and Pitney Bowes Global Financial Services (mail equipment).

LOAN AND SECURITY AGREEMENT – PAGE 61

List all Indebtedness for Money Borrowed: all of Borrower’s (i) Indebtedness for Money Borrowed, and (ii) guaranties and other contingent obligations:

1.      Revolving Credit and Security Agreement, dated March 19, 2010, among Zynex, Inc., Zynex Medical, Inc., Zynex NueroDiagnostic Inc., Zynex Monitoring Solutions Inc. and CapitalSource Bank, as amended on February 11, 2011.

2.      Various purchase orders payable by the Borrowers for inventory and other operating and fixed assets.

3.      Lease Agreement, dated February 16, 2010, between Zynex Medical, Inc. and XEROX Corporation.

4.      Lease Agreement, dated May 11, 2010, between Zynex Medical, Inc. and XEROX Corporation.

5.      Lease Agreement, dated November 9, 2010, between Zynex Medical, Inc. and XEROX Corporation.

6.      Premium Finance Agreement, dated December 1, 2010, between Zynex Medical, Inc. and Premium Financing Specialists Corp. (financing of D&O insurance) (agreement renewed as of December 1, 2011).

7.      Lease Agreement, dated July 19, 2011, between Zynex, Inc. and Mercedes-Benz of Denver (Mercedes-Benz Financial Services USA LLC).

8.      Lease Agreement, dated September 26, 2008, between Zynex Medical, Inc. and Pitney Bowes Global Financial Services (mail equipment).

9.      Line of Credit with Micro Center for the purchase of computer equipment.

10.    Wells Fargo corporate credit card.

List all guaranties and other contingent obligations of Borrower:	Absolute Unconditional Lease Guaranty, dated November 12, 2009, between Zynex, Inc. and Spiral Lone Tree, LLC.

LOAN AND SECURITY AGREEMENT – PAGE 62

List all litigation, arbitrations, governmental investigations, proceedings, or inquiries pending or, to the knowledge of Borrower, existing or threatened against Borrower or that could affect any of the Collateral:

1. IRS - Throughout the later part of 2010, the Company received notices from the IRS requesting varying amounts due for income taxes, interest and penalties for failure to file an extension for 2010 income taxes. The Company engaged its tax accountants Grant Thornton, LLP (“GT”) to resolve the issue. The Company has provided power of attorney to GT to fully resolve. GT has appealed the notice with the IRS in an effort to abate some or all of the interest/penalties, based on, among other things, the transition of CFO. As of November 21, 2011, GT and the Company have not received notice from the IRS regarding its final decision. The Company has recorded a liability for the full amount of penalties and interest on its balance sheet.

2. Litigation - A lawsuit was filed against the Company, its President and Chief Executive Officer and its former Chief Financial Officer on April 6, 2009, in the United States District Court for the District of Colorado (Marjorie and David Mishkin v. Zynex, Inc. et al.). On April 9 and 10, 2009, two other lawsuits were filed in the same court against the same defendants. These lawsuits alleged substantially the same matters and have been consolidated. On April 19, 2010, the plaintiffs filed a Consolidated Class Action Complaint (Civil Action No. 09-cv-00780-REB-KLM). The consolidated lawsuit refers to the April 1, 2009 announcement by the Company that it would restate its unaudited interim financial statements for the first three quarters of 2008. The lawsuit purports to be a class action on behalf of purchasers of the Company’s securities between May 21, 2008 and March 31, 2009. The lawsuit alleges, among other things, that the defendants violated Section 10 and Rule 10b-5 of the Securities Exchange Act of 1934 by making intentionally or recklessly untrue statements of material fact and/or failing to disclose material facts regarding the financial results and operating conditions for the first three quarters of 2008. The plaintiffs asked for a determination of class action status, unspecified damages and costs of the legal action.

On May 17, 2010, the Company filed a Motion to Dismiss. The plaintiffs filed an Opposition to Defendant’s Motion to Dismiss, and on July 5, 2010, the Company filed a Reply in Support of Defendant’s Motion to Dismiss. On March 30, 2011, the United States District Court of Colorado entered an Order denying the Company’s motion to dismiss. On November 8, 2011, the parties entered into an agreement to settle the lawsuit for a payment of $2.5 million to the plaintiff class in exchange for the dismissal with prejudice of all claims against all defendants in the litigation. The settlement is expected to be fully funded by insurance and is subject to final approval of the court. We cannot predict with certainty the outcome of the litigation, and if the settlement is not finally approved by the Court, we believe that we have meritorious defenses to the claims in the complaint.

On July 28, 2011, a stockholder derivative suit was filed purportedly on behalf of the Company in the United States District Court for the District of Colorado against the Company’s President and Chief Executive Officer, its former Chief Financial Officer and certain of its directors (Stephen Hatch, derivatively, on behalf of Zynex Inc. v. Thomas Sandgaard et. al., 11-CV-01964). The lawsuit alleges breach of fiduciary duty by the Company’s officers and directors in connection with the restatement of the Company’s unaudited interim financial statements for the first three quarters of 2008. The plaintiff is seeking, on behalf of the Company, an undisclosed amount of damages and equitable relief. On October 11, 2011, the Company and the individual defendants filed a motion to dismiss, which is currently pending before the Court. On October 18, 2011, certain individual defendants filed a motion requesting the plaintiff to post a security bond pursuant to Nevada law.

LOAN AND SECURITY AGREEMENT – PAGE 63

The Company has notified its directors and officers liability insurer of this claim. At this time, the Company and its counsel are in settlement discussions with the Plantiffs, however, the Company is not able to determine the likely outcome of the legal matter, nor can it estimate its potential financial exposure. Litigation is subject to inherent uncertainties, and if an unfavorable resolution of this matter occurs, the Company’s business, results of operations, and financial condition could be adversely affected.

3. EEOC investigation - The Company is currently under investigation from the Equal Employment Opportunity Commission (EEOC) for an employee that was terminated for performance (“Termed Employee”). The Company has filed the claim with its insurance carrier and is currently working with Minor and Brown attorneys at law. The Company presented an offer to settle for $30,000 to the Termed Employee, in which the Termed Employee rejected and presented a counter offer of $64,000. As of December 9, 2010, the EEOC was still in the process of investigating the claim and the offer to settle has not been concluded. As of November 21, 2011 offer still pending.

List all ERISA Benefit Plans of Borrower and Related Companies:	Zynex Inc. 401(k) Plan

Notice of HIPAA Audit	On December 2, 2011, the Borrower received notice from the Department of Health and Human Services of an upcoming routine HIPAA audit.

LOAN AND SECURITY AGREEMENT – PAGE 64